Exhibit 10.20

TRANSLATION

PRODUCTION SHARING CONTRACT

BETWEEN

SOCIEDADE NACIONAL DE COMBUSTÍVEIS DE ANGOLA,

EMPRESA PÚBLICA - (SONANGOL, E.P.)

AND

CIE ANGOLA BLOCK 20 LTD.

SONANGOL PESQUISA E PRODUÇÃO, S.A.

BP EXPLORATION ANGOLA (KWANZA BENGUELA) LIMITED

CHINA SONANGOL INTERNATIONAL HOLDING LIMITED

IN THE

AREA OF BLOCK 20/11

Annexes

Annex A	Description of the Contract Area

Annex B	Map showing the Contract Area

Annex C	Accounting and Financial Procedures

Annex D	Corporate Guarantee

Annex E	Financial Guarantee

Annex F	Principles for the Transfer of Operatorship to Sonangol P&P

Contracting Parties

This Contract is entered into between:

on the one part:

Sociedade Nacional de Combustíveis de Angola, Empresa Pública (Sonangol, E.P.), hereinafter referred to as “Sonangol”, a company with headquarters in Luanda, Republic of Angola, created in accordance with Decree No. 52/76, of 9 June 1976;

and, on the other part:

CIE Angola Block 20 LTD, a company organized and existing under the laws of the Cayman Islands, hereinafter referred to as “Cobalt”, with offices and legal representative in Luanda, Republic of Angola;

Sonangol Pesquisa e Produção, S.A., a company organized and existing under the laws of the Republic of Angola, hereinafter referred to as “Sonangol P&P”, with offices and legal representative in Luanda, Republic of Angola;

BP Exploration Angola (Kwanza Benguela) Limited, a company organized and existing under the laws of England, hereinafter referred to as ““BP”, with offices and legal representative in Luanda, Republic of Angola;

and

China Sonangol International Holding Limited, a company organized and existing under the laws of Hong Kong, hereinafter referred to as ““China Sonangol”, with offices and legal representative in Luanda, Republic of Angola.

Recitals

WHEREAS, through Presidential Decree No.303 /11, of December 15, the Executive Power of the Republic of Angola, in accordance with the Petroleum Activities Law (Law No. 10/04, of 12 November 2004), has granted Sonangol an exclusive concession for the exercise of the mining rights for prospecting, Exploration, Development and Production of liquid and gaseous hydrocarbons in the Concession Area of Block 20/11;

WHEREAS, under Presidential Decree No. 303/11, of December 15, the Executive Power has authorized Sonangol to enter into a Production Sharing Contract for Block 20/11;

WHEREAS, Sonangol, with a view to carry out the Petroleum Operations necessary to duly exercise such rights and in compliance with the obligations deriving from the Concession Decree, wishes to sign a Production Sharing Contract with Cobalt, Sonangol P&P, BP and China Sonangol;

WHEREAS, Sonangol, on the one hand, and Cobalt, Sonangol P&P, BP and China Sonangol, on the other hand, have agreed that this Contract will regulate their mutual rights and obligations in the execution of said Petroleum Operations;

NOW, therefore, Sonangol, on the one hand, and Cobalt, Sonangol P&P, BP and China Sonangol, on the other hand, agree as follows:

Article 1

(Definitions)

For the purposes of this Contract, and unless otherwise expressly stated in the text, certain words and expressions used herein shall have the following meaning, it being understood that reference to the singular includes reference to the plural and vice versa:

1.                                       “Administration and Services” means the set of activities carried out in support of Petroleum Operations and shall include, but not be limited to, all activities in general management and common support of Petroleum Operations such as direction, supervision and related functions required for the overall management of those activities and it shall include, also, among others, housing and feeding of employees, transportation, warehousing, safety, emergency and medical assistance programs, community affairs, accounting and record keeping.

2.                                       “Affiliate” means:

(a)                                  a company or any other entity in which any of the Parties holds, either directly or indirectly, the absolute majority of the votes in the shareholders’ meeting or is the holder of more than fifty percent (50%) of the rights and interests which confer the power of management on that company or entity, or has the power of management and control over such company or entity;

(b)                                 a company or any other entity which directly or indirectly holds the absolute majority of votes at the shareholders’ meeting or equivalent corporate body of any of the Parties or holds the power of management and control over any of the Parties;

(c)                                  a company or any other entity in which either the absolute majority of votes in the respective shareholders’ meeting or the rights and interests which confer the power of management on such company or entity are, either directly or indirectly, held by a company or any other entity which directly or indirectly holds the absolute majority of votes at the shareholders’ meeting or equivalent corporate body of any of the Parties or holds the power of management and control over any of the Parties.

3.                                       “Angola” means the Republic of Angola.

4.                                       “Year” or “Civil Year” means a period of twelve (12) consecutive Months according to the Gregorian Calendar, which has its beginning on January 1st and ends on December 31st.

5.                                       “Fiscal Year” means a period of twelve (12) consecutive Months according to the Gregorian Calendar which coincides with the Civil Year and relative to which the presentation of fiscal declarations is required under the fiscal or commercial laws of Angola.

6.                                       “Contract Year” means the period, and successive periods, of twelve (12) consecutive Months according to the Gregorian Calendar beginning on the Effective Date of this Contract.

7.                                       “Contract Area” means on the Effective Date the area described in Annex A and shown on the map in Annex B, and thereafter any Zone within such area in respect of which Contractor Group continues to have rights and obligations under this Contract.

8.                                       “Development Area” means, without prejudice of the provision within the second part of paragraph 1 of Article 7, the Zone or Zones, within the Contract Area, with the shape and the dimension capable of encompassing the deposit or deposits identified in a Commercial Discovery and defined by agreement between Sonangol and the Contractor Group after said Commercial Discovery.

9.                                       “Appraisal” means the activities carried out after the discovery of a Petroleum deposit to better define the parameters of the deposit and determine its commerciality, including namely:

(a)                                  Drilling of Appraisal Wells and running depth tests;

(b)                                 Collecting special geological samples and reservoir fluids;

(c)                                Running supplementary studies and acquisition of geophysical and other data, as well as the processing of same data.

10.                                 “Barrel” means the unit of measure for liquids corresponding to forty-two (42) United States gallons of Crude Oil, net of basic sediment and water and corrected to a temperature of sixty degrees Fahrenheit (60°F).

11.                                “Operating Committee” means the entity referred to in Article 31.

12.                                 “National Concessionaire” means Sonangol as the titleholder of the mining rights of prospecting, Exploration, Development and Production of liquid and gaseous hydrocarbons in the Contract Area.

13.                                 “Joint Account” means the set of accounts kept by Operator to record all receipts, expenditures and other operations which, under the terms of the Contract, shall be shared between the entities constituting Contractor Group in proportion to their participating interests.

14.                                 “Contract” or “the Contract” means this Production Sharing Contract executed between Sonangol and Contractor Group, including its Annexes.

15.                                 “Effective Date” means the first day of the Month next following the Month in which this Contract is signed by Sonangol and Contractor Group.

16.                                 “Concession Decree” means Presidential Decree No.303/11, of December 15 2011, approved by the Executive Power as it was published in the Diário da República of Angola n.º 241, I Série, of December 15 2011.

17.                                 “Commercial Discovery” means the discovery of a Petroleum deposit or deposits judged by Contractor Group to be worth developing in accordance with the provisions of the Contract.

18.                                 “Development” means the activities carried out in a Development Area after the declaration of a Commercial Discovery. Said activities shall include, but not be limited to:

(a)                                  Geophysical, geological and reservoir studies and surveys;

(b)                                 Drilling of Development, producing and injection Wells, as well as Appraisal and Delineation Wells completed as producing or injection Wells after agreement with Sonangol;

(c)                                  Design, construction, installation, connection and initial testing of equipment, pipelines, systems, facilities, plants, and related activities necessary to produce and operate said Wells, to take, save, treat, handle, store, transport and deliver Petroleum, and to undertake repressuring, recycling and other secondary or tertiary recovery projects.

19.                                 “Customs Duties” means all charges, contributions or fees established in the respective customs tariffs schedules which are applicable to merchandise imported or exported through customs.

20.                                 “State” means the State of the Republic of Angola.

21.                                 “Executive Power” means the Executive Power of the Republic of Angola.

22.                                 “Serious Fault” means the concept defined in paragraph 8 of Article 8.

23.                                 “Phase” means the Initial Exploration Phase or the Optional Exploration Phase, as the case may be.

24.                                 “Initial Exploration Phase” means the period of five (5) Contract Years commencing on the Effective Date of the Contract, as defined in Article 6.

25.                                 “Optional Exploration Phase” means the additional period of three (3) Contract Years after the Initial Exploration Phase pursuant to Article 6.

26.                                 “Force Majeure” means the concept defined in Article 42 of this Contract.

27.                                 “Natural Gas” or “Gas” means any hydrocarbons produced from the Contract Area which at a pressure of 14.7 psi and a temperature of sixty degrees Fahrenheit (60ºF) are in a gaseous state at the wellhead, and includes both Associated and Non-Associated Natural Gas, and all of its constituent elements produced from any Well in the Contract Area and all non-hydrocarbon substances therein. Such term shall include residue gas.

28.                                 “Associated Natural Gas” or “Associated Gas” means Natural Gas which exists in a reservoir in solution with Crude Oil and includes what is commonly known as gas cap which overlies and is in contact with Crude Oil.

29.                                “Non-Associated Natural Gas” or “Non-Associated Gas” means that part of Natural Gas which is not Associated Natural Gas.

30.                                 “Contractor Group” means Cobalt, Sonangol P&P BP and China Sonangol, and their possible assignees under Article 38, designated collectively except as otherwise provided herein. The participating interests of the entities constituting Contractor Group on the Effective Date are:

- Cobalt	- 40%

- Sonangol P&P	- 30%

- BP	- 20%

- China Sonangol	- 10%

31.                                 “Law” means the legislation in force in the Republic of Angola.

32.                                 “Petroleum Activities Law” means Law No.10/04, of 12 November 2004.

33.                                 “Petroleum Activities Tax Law” means Law No.13/04, of 24 December 2004.

34.                                 “Litigant” means Sonangol or any entity constituting Contractor Group, for the purposes of Article 41.

35.                                 “Month” means a calendar month according to the Gregorian Calendar.

36.                                 “Petroleum Operations” means the activities of prospecting, Exploration, Appraisal, Development and Production which constitute the object of the Contract.

37.                                 “Operator” is the entity referred to in Article 8.

38.                                 “Party” means either Sonangol or Contractor Group as Parties to this Contract.

39.                                 “Parties” means both Sonangol and Contractor Group whenever jointly referred to.

40.                                 “Exploration Period” means the period defined in Article 6.

41.                                 “Production Period” means the period defined in Article 7.

42.                                 “Exploration” means activities carried out to discover Petroleum. Such activities shall include, but not be limited to, namely, geological, geochemical and geophysical surveys and studies, aerial surveys and other activities as may be included in Approved Work Plans and Budget, and the drilling of such shot holes, core holes, stratigraphic tests, Wells for the discovery of Petroleum, and other related holes and Wells, and includes Appraisal Wells and/or Delineation Wells not completed as producing or injection Wells.

43.                                 “Petroleum” means Crude Oil, Natural Gas and all other hydrocarbon substances that may be found in and extracted, or otherwise obtained and saved from the Contract Area.

44.                                 “Crude Oil” means a mixture of liquid hydrocarbons produced from the Contract Area which is in a liquid state at the wellhead or in the separator under normal conditions of pressure and temperature, including distillates and condensate, as well as liquids extracted from the natural gas.

45.                                 “Well” means a hole drilled into the earth for the purpose of locating, evaluating, producing or enhancing production of Petroleum.

46.                                 “Appraisal Well” means a Well drilled following a Commercial Well and until the declaration of Commercial Discovery to delineate the physical extent of the deposit penetrated by such Commercial Well, and to estimate the deposit reserves and probable Production rates.

47.                                 “Commercial Well” means the first Well on any geological structure or structures which after testing in accordance with sound and accepted industry Production practices, and verified by Sonangol, is found through analysis of test results to be capable of producing, from a single reservoir not less than an average rate of five thousand Barrels of Crude Oil per day (5,000 b/d).

Contractor Group shall have the right to request to Sonangol that a Well which is within the aforesaid criteria is not to be deemed a Commercial Well. To exercise this right Contractor Group shall timely provide Sonangol information which would evidence that in the particular circumstances of such Well the same should not be deemed a Commercial Well.

Among other factors, consideration shall be given to porosity, permeability, reservoir pressure, Crude Oil saturation and the reservoir recoverable reserves.

Contractor Group has the option to declare a Well as a Commercial Well at a producing rate below the one set out above where Contractor Group is of the opinion that the accumulation may produce sufficient Crude Oil to recover the costs and ensure a reasonable return.

48.                                 “Delineation Well” means a Well drilled in a Development Area after the declaration of the respective Commercial Discovery, for the purpose of appraising and confirming the potential of the Zone or Zones that make part of a Development Area.

49.                                 “Development Well” means a Well drilled for the purpose of producing or enhancing Production of Petroleum from a Commercial Discovery, and includes the Appraisal Wells and Delineation Wells completed as producing or injection Wells.

50.                                 “Exploration Well” means a Well drilled for the purpose of discovering Petroleum, including Appraisal Wells and Delineation Wells not completed as producing or injection Wells to the extent permitted by Article 17.

51.                                 “Delivery Point” means the point FOB Angolan loading facility at which Crude Oil reaches the inlet flange of the lifting tank ship’s intake pipe, or such other point which may be agreed by Sonangol and Contractor Group.

52.                                 “Market Price” means the price determined for the valuation of the Crude Oil produced from the Contract Area in accordance with Article 6 of the Petroleum Activities Tax Law.

53.                                 “Production” means the set of activities intended to extract Petroleum, including, but not limited to, the running, servicing, maintenance and repair of completed Wells and of the equipment, pipelines, systems, facilities and plants completed during Development, including all activities related to planning, scheduling, controlling, measuring, testing and carrying out the flow, gathering, treating, storing and dispatching of Petroleum from the Petroleum deposits to the designated exporting or lifting location, as well as operations for abandonment of Wells, decommissioning of facilities and Petroleum deposits and related activities.

54.                                 “Lifting Schedule” means the planned program of Crude Oil liftings by each Party approved by the Operating Committee pursuant to Article 13.

55.                                 “Production Plan” means the planned profile of Crude Oil output in Barrels per day approved by the Operating Committee in conjunction with the Development and Production Work Plan and Budget for each Development Area, according to Article 19.

56.                                 “Work Plan and Budget” means either an Exploration Work Plan and Budget or a Development and Production Work Plan and Budget.

57.                                 “Approved Work Plan and Budget” means either the Exploration Work Plan and Budget or the Development and Production Work Plan and Budget transmitted to Sonangol under Article 31.12, or approved by the Operating Committee under Article 31.11, as the case may be.

58.                                 “Sonangol” is Sociedade Nacional de Combustíveis de Angola, Empresa Pública (Sonangol, E.P.), an Angolan State Company.

59.                                “Quarter” means a period of three (3) consecutive Months starting with the first day of January, April, July or October of each Civil Year.

60.                                “Zone” means the stratigraphic intervals defined in three dimensions (3D) delimiting a deposit or deposits identified by means of Exploration and indicated in the declaration of a Commercial Discovery.

61.                                “Qualifying Zone” means the concept defined in paragraph 12 of Article 17.

Article 2

(Annexes to the Contract)

1.                                      The present Contract is complemented by the following Annexes which form an integral part of it:

(a)                                  Annex A - Description of the Contract Area;

(b)                                 Annex B - Map of the Contract Area;

(c)                                  Annex C - Accounting and Financial Procedures;

(d)                                 Annex D - Corporate Guarantee;

(e)                                  Annex E - Financial Guarantee;

(f)                                    Annex F - Principles for Transfer of Operatorship to Sonangol P&P.

2.                                      In the event of discrepancy between the content or the form of Annexes A and B referred to in paragraph 1, Annex A shall prevail.

3.                                      In the event of discrepancy between the content or the form of the Annexes referred to in paragraph 1 and the Contract, the provisions of the Contract shall prevail.

Article 3

(Object of the Contract)

The object of this Contract is the definition, in accordance with the Petroleum Activities Law, and other applicable legislation, of the contractual relationship in the form of the Production Sharing Contract between Sonangol and Contractor Group for carrying out the Petroleum Operations.

Article 4

(Nature of the relationship between the Parties)

This Contract shall not be construed as creating between the Parties any entity with a separate juridical personality, or a corporation, or a civil society, a joint venture or even a partnership (“conta em participação”).

Article 5

(Duration of the Contract)

1.                                       This Contract shall continue to be in force until the end of the last Production Period or, in case there is no Production Period in the Contract Area, until the end of the Exploration Period, unless prior to that date anything occurs that in the terms of the Law or the applicable provisions of the Contract or the Law constitutes cause for its termination or for termination of the concession and the Contract is terminated for such cause.

2.                                       The extension of the Exploration or Production Periods referred to in the preceding paragraph beyond the terms provided for in Articles 6 and 7 respectively shall be submitted by Sonangol to the Minister of Petroleum under Article 12 of the Petroleum Activities Law.

3.                                       At the end of the Exploration Period, Contractor Group shall terminate its activities in all areas within the Contract Area which are not at such time part of a Development Area(s); and, except as otherwise provided herein, from that time this Contract shall no longer have any application to any portion of the Contract Area not included in a Development Area.

Article 6

(Exploration Period)

1.                                      Pursuant to the Concession Decree, an Initial Exploration Phase of five (5) Contract Years shall start from the Effective Date. One (1) successive extension of three (3) Contract Years (the Optional Exploration Phase) may follow the Initial Exploration Phase, provided that Contractor Group notifies Sonangol in writing of such extension, at least thirty (30) days before the end of the Initial Exploration Phase and if, unless otherwise agreed by Sonangol, Contractor Group has fulfilled its obligations in respect of such Phase.

2.                                      The Contract shall expire if no Commercial Discovery has been made in the Contract Area by the end of the Initial Exploration Phase or the Optional Exploration Phase, should that be the case. However, the Exploration Period may be extended for six (6) Months for the completion of drilling and testing of any Well actually being drilled or tested at the end of the fifth (5th) and/or eighth (8th) Contract Year, as the case may be.

3.                                      Should any of the said Wells be a Commercial Well, Contractor Group shall be given sufficient time, mutually agreed, not exceeding twelve (12) Months, or a longer period, if accepted by Sonangol, following the completion of drilling and testing of the Commercial Well to do Appraisal work. Should this work result in a Commercial Discovery, then a Development Area shall be granted pursuant to Article 7.

4.                                      In the event the Contractor Group fail to drill all Exploration Wells foreseen in Article 15 during the Initial Exploration Phase, Contractor Group shall elect one of the following options:

(a)                                  Complete the remaining Exploration Well(s) in a six (6) Month extension of the Initial Exploration Phase and forego the option to enter into the Optional Exploration Phase;

(b)                                 Decide to enter into the Optional Exploration Phase being, however, required to complete the Wells relating to the Initial Exploration Phase and to drill the Wells relating to the Optional Exploration Phase.

5.                                       Operations for the sole account of Sonangol conducted under Article 30 hereof shall not extend the Exploration Period nor affect the term of the Contract, it being understood that:

(a)                                  Contractor Group shall complete any work undertaken for Sonangol’s sole risk and expense even though the Exploration Period may have expired;

(b)                                 Contractor Group’s completion of the works referred to in the previous subparagraph shall not extend Contractor Group’s Exploration Period or Contract term, except in the case of Contractor Group exercising the option right mentioned in Article 30.3, hereof;

(c)                                  During the period Contractor Group is completing the works referred to in subparagraph (a), Contractor Group shall be given authorization to continue such sole risk operations and shall be entitled to all benefits available to Contractor Group pursuant to the Contract as if the term thereof had not expired.

Article 7

(Production Period)

1.                                       Following each Commercial Discovery, the shape and the dimensions of the Zone(s) within the Contract Area capable of Production from the deposit or deposits identified by (i) the Well that originated the Commercial Discovery, (ii) its related Appraisal Wells, and (iii) its related Delineation Wells, if any, shall be agreed upon by Sonangol and Contractor Group. Each agreed Zone(s) shall then be converted automatically into a Development Area effective from the date of Commercial Discovery.

Without prejudice to paragraph 2 hereof, there shall be a Production Period for each Development Area which shall be thirty (30) Years from the date of Commercial Discovery in the referred Development Area. In the event of Commercial Discoveries in Zone(s) which underlie or overlie each other, such Zone(s) shall constitute a single Development Area, and such area shall be defined or redefined as necessary, within the boundaries of the Contract Area, to incorporate all underlying and overlying Zone(s).

2.                                      Unless otherwise agreed with Sonangol, the first lifting of Crude Oil from any given Development Area shall occur within forty-two (42) Months as from the date of the declaration of the Commercial Discovery in the referred Development Area.

If, within nine (9) Months from the date of the declaration of a Commercial Discovery, in the opinion of the Contractor Group, for a given Development, such forty-two (42) Months period cannot be accomplished in the prevailing technical, contractual and economic conditions, the Contractor Group shall propose an alternative timeframe. Sonangol shall be entitled to either accept or refuse such proposal and, in case of disagreement, the Parties shall discuss diligently and in good faith, as from the date Sonangol informs the Contractor Group of its decision, a reasonable alternative timeframe.

In case the Contractor Group is unable to present a reasonable and credible alternative timeframe for the first lifting of crude oil in a given Development Area, Sonangol, as from the end of the forty-two (42) Months period, shall be entitled to inform the Contractor Group through a written notice that such Development Area is considered as terminated and the rights and obligations of the said Development Area shall be considered as terminated.

Article 8

(Operator)

1.                                       Contractor Group has the exclusive responsibility for executing the Petroleum Operations, except as provided in Article 30.

2.                                       Under the Concession Decree the Operator which carries out the Petroleum Operations in the Contract Area, on a no profit and no loss basis, on behalf of the Contractor Group is Cobalt. Sonangol P&P shall become the Operator in accordance with the Principles for Transfer of Operatorship to Sonangol P&P referred to in Annex F.

The change of operator to an entity different from Sonangol P&P shall require the prior approval of the Ministry of Petroleum following a proposal from Sonangol.

3.                                       Any agreement among the Contractor Group companies regarding or regulating the Operator’s conduct in relation to this Contract shall not go against the Law and this Contract and must be submitted to Sonangol for comments prior to the execution thereof.  If Sonangol does not answer within sixty (60) days after the submission of such an agreement, then Contractor Group may conclude such agreement.

4.                                       The obligation referred to in the preceding paragraph is not applicable to the Transfer of Operatorship Agreement referred to in Annex F, which will also be negotiated and signed by Sonangol.

5.                                       The Operator will be subject to all of the specific obligations provided for in this Contract, the Concession Decree and other applicable legislation and, under the general authority of the Operating Committee, shall have the exclusive control and administration of the Petroleum Operations.

6.                                       The Operator shall be the only entity which, on behalf of Contractor Group and within the limits defined by the Operating Committee, may execute contracts, incur expenses, agree to expense commitments and implement other actions in connection with the conduct of Petroleum Operations.

7.                                       In the event of the occurrence of any of the following, Sonangol can require Contractor Group to immediately propose another Contractor Group company as Operator:

(a)                            if the Operator, by action or omission, commits a Serious Fault in carrying out its obligations and if this fault is not remedied to the satisfaction of Sonangol within a period of twenty eight (28) days with effect from the date of receipt by the Operator of a written notice issued by Sonangol requesting the Operator to remedy such fault (or within a greater period of time if so specified in the notice, or as agreed later by Sonangol);

(b)                           if a sentence has been passed in court declaring the bankruptcy, liquidation or dissolution of the Operator, or if, in the court action taken in order to obtain such declaration, any injunction has been granted or any interim judicial ruling has been made, which prevents Operator from fulfilling its obligations under the Contract;

(c)                       if the Operator undertakes the legal procedures established to prevent bankruptcy or without a just cause ceases payment to creditors;

(d)                           if the Operator terminates or if there is strong evidence that it intends to terminate its activities or a significant proportion thereof, and, as a result, fails to fulfill its obligations under the Contract. If strong evidence that the Operator intends to terminate its activities exists, the Operator shall be given a period of fifteen (15) days with effect from the date of receipt by the Operator of written notice issued by Sonangol, or such greater period of time if so specified in the notice, in which to refute such strong evidence to the satisfaction of Sonangol.

8.               For purposes of this Contract, “Serious Fault” shall mean inadequate performance by the Operator that substantially violates the technical rules generally accepted in the international petroleum industry and/or the obligations under this Contract and the Law.

9.               If Contractor Group, in accordance with paragraph 6, does not comply with the obligation to propose another Operator from among its members within thirty (30) days from the date when Sonangol gave notice to Contractor Group to do so, Sonangol may freely propose one of the other Contractor Group entities as Operator or a third-party entity selected by Sonangol, if none of those accept such role.

10.         The Contractor Group must accept the Operator appointed by the Ministry of Petroleum, otherwise it shall be in serious breach of this Contract.

Article 9

(Petroleum Operations procedures document)

Sonangol and Contractor Group may sign a document (hereinafter referred to as “Petroleum Operations Procedures Document”) which will regulate and interpret the contents of this Contract, which shall be in accordance with the provisions of this Contract and the Law.

Article 10

(Costs and expenditures)

Except as otherwise provided for in this Contract, the costs and expenditures incurred in the Petroleum Operations, as well as any losses and risks derived therefrom, shall be borne by the Contractor Group, and Sonangol shall not be responsible to bear or repay any of the aforesaid costs, expenditures, losses or risks.

Article 11

(Recovery of costs and expenditures)

1.                                       Under the Petroleum Activities Tax Law, Contractor Group shall recover all Exploration, Development, Production and Administration and Services expenditures incurred under this Contract by taking and freely disposing of up to a maximum amount of fifty percent (50%) per Year of all Crude Oil produced and saved from Development Areas hereunder and not used in Petroleum Operations. Such Crude Oil percentage is hereinafter referred to as “Cost Recovery Crude Oil”.

2.                                       If in any given Year, recoverable costs, expenses or expenditures are less than the maximum value of Cost Recovery Crude Oil the difference shall become part of, and included in the Development Area Profit Oil, as provided for in Article 12.

3.                                       For the purposes of Article 23.2 (c) I of the Petroleum Activities Tax Law, Development expenditures in each Development Area shall be multiplied by 1.10 (one point ten).

4.                                       In the event that, in any given Year, recoverable costs, expenses or expenditures exceed the value of Cost Recovery Crude Oil from the relevant Development Area for such Year, the excess shall be carried forward for recovery in the next succeeding Year or Years; but in no case after the termination of the Contract. In the event that Development Expenditures for a Development Area are not fully recovered within five (5) Years after the commencement of commercial production or within five (5) Years after the year in which Development expenditures are incurred, whichever latter occurs, then Contractor Group’s share of Cost Recovery Crude Oil shall be increased from Year six to sixty five percent (65%) per Year to allow for the recovery of such unrecovered expenditures, provided that Contractor Group has fulfilled all of its contractual obligations to date.

5.                                       For the purpose of this Contract, the date on which commercial production commences from a Development Area shall mean the date on which the first lifting of Crude Oil from such Development Area is made under the approved Lifting Schedule.

Article 12

(Production sharing)

1.                                       The total Crude Oil produced and saved in a Quarter from each Commercial Discovery and its Development Area and not used in Petroleum Operations less the Cost Recovery Crude Oil from the same Development Area, as provided in Article 11, shall be referred to as “Development Area Profit Oil” or “Profit Oil” and shall be shared between Sonangol and Contractor Group according to the after tax, nominal rate of return achieved at the end of the preceding Quarter by Contractor Group in the corresponding Development Area as follows:

Contractor Group’s rate of return for each Development Area (% per annum)	Sonangol Share - %	Contractor Group Share - %
Less than 15	30	70
15 to less than 20	40	60
20 to less than 30	75	25
30 to less than 40	85	15
40 or more	90	10

2.                                       Beginning at the date of Commercial Discovery, Contractor Group’s rate of return shall be determined at the end of each Quarter on the basis of the accumulated compounded net cash flow for each Development Area, using the following procedure:

(a)                                  The Contractor Group’s net cash flow computed in US dollars for a Development Area for each Quarter is:

(i)                                                 The sum of Contractor Group’s Cost Recovery Crude Oil and share of Development Area Profit Oil regarding the Petroleum actually lifted in that Quarter at the Market Price;

(ii)                                              Minus Petroleum Income Tax;

(iii)                                           Minus Development expenditures and Production Expenditures;

(b)                                 For this calculation, neither any expenditure incurred prior to the date of Commercial Discovery for a Development Area nor any Exploration Expenditure shall be included in the calculation of Contractor Group’s net cash flow.

(c)                                  The Contractor Group’s net cash flows for each Quarter are compounded and accumulated for each Development Area from the date of the Commercial Discovery according to the following formula:

ACNCF (Current Quarter) =

(100% + DQ) x ACNCF (Previous Quarter) + NCF (Current Quarter)

100%

where:

ACNCF                   = accumulated compounded net cash flow

NCF                                     = net cash flow

DQ                                           = quarterly compound rate (in percent).

The formula will be calculated using quarterly compound rates (in percent) of 3.56%, 4.66%, 6.78%, and 8.78% which correspond to annual compound rates (“DA”) of 15%, 20%, 30% and 40%, respectively, as referred to in Article 12.1.

3.                                       The Contractor Group’s rate of return in any given Quarter for each Development Area shall be deemed to be between the largest DA which yields a positive or zero ACNCF and the smallest DA which causes the ACNCF to be negative.

4.                                       The sharing of Profit Oil from each Development Area between Sonangol and Contractor Group in a given Quarter shall be in accordance with the scale in paragraph 1 above using the Contractor Group’s deemed rate of return as per paragraph 3 in the immediately preceding Quarter.

5.                                       In a given Development Area it is possible for the Contractor Group’s deemed rate of return to decline as a result of negative cash flow in a Quarter with the consequence that Contractor Group’s share of Profit Oil from that Development Area would increase in the subsequent Quarter.

6.                                       Pending finalization of accounts, Profit Oil from Development Areas shall be shared on the basis of provisional estimates, if necessary, of deemed rate of return as approved by the Operating Committee. Adjustments shall be subsequently effected in accordance with the procedure to be established by the Operating Committee.

Article 13

(Lifting and disposal of Crude Oil)

1.                                      It is the right and the obligation of each of the Parties to separately take at the Delivery Point in accordance with the Lifting Schedule and the procedures and regulations foreseen in the following paragraphs of this Article, its respective Crude Oil entitlements as determined in accordance with this Contract.

2.                                      Each of the Parties (and as for Contractor Group, each entity constituting it) shall have the right to proceed separately to the commercialization, lifting and export of the Crude Oil to which it is entitled under this Contract.

3.                                      Twelve (12) Months prior to the scheduled initial export of Crude Oil from each Development Area, Sonangol shall submit to Contractor Group proposed procedures and related operating regulations covering the scheduling, storage and lifting of Crude Oil and any other Petroleum produced from such Development Area(s). The procedures and regulations shall be consistent with the terms of this Contract and shall comprehend the subjects necessary for efficient and equitable operations including, but not limited to, rights of the Parties, notification time, maximum and minimum quantities, duration of storage, scheduling, conservation, spillage, liabilities of the Parties, throughput fees and penalties, over and under lifting, safety and emergency procedures and any other matters that may be agreed between the Parties.

4.                                      Contractor Group shall within thirty (30) days after Sonangol’s submission in the preceding paragraph, submit its comments on, and recommend any revisions to the proposed procedures and regulations. Sonangol shall analyze these comments and recommendations and the Parties shall, within sixty (60) days after Contractor Group submission of its comments and recommendations, agree on such procedures and regulations.

5.                                      In any event, the agreed lifting procedures and regulations, as provided in the previous paragraph, shall always comply with the Law.

6.                                      In the case of more than one Development Area in the Contract Area or more than one quality of Crude Oil in a Development Area, Sonangol and Contractor Group shall, unless they mutually agree that the Crude Oils should be commingled, lift from each Development Area Crude Oil qualities in proportion to their respective total liftings from the Contract Area. In determining these proportions any Petroleum belonging to Sonangol as a result of operations for Sonangol’s account under Article 30 shall be excluded.

Article 14

(Conduct of Petroleum Operations)

1.                                      With due observance of legal and contractual provisions and the approved Work Plan and Budget and subject to the decisions of the Operating Committee, Contractor Group, through the Operator, shall act in the common interest of the Parties and shall undertake the execution of the work inherent in Petroleum Operations in accordance with the Law, professional rules and standards which are generally accepted in the international petroleum industry.

2.                                      Contractor Group, through the Operator, shall carry out the work inherent in Petroleum Operations in an efficient, diligent and conscientious manner and shall execute the Work Plans and Budgets under the best economic and technical conditions and in accordance with the Law, professional rules and standards which are generally accepted in the international petroleum industry.

3.                                      In performing the Petroleum Operations, the Contractor Group, through the Operator, shall use the most appropriate technology and management experience, including its own technology, such as patents, “know-how” and other proprietary technology, insofar as this is permitted by applicable laws and agreements.

4.                                      Contractor Group, through the Operator, and its subcontractors shall:

(a)                                                          contract local contractors, as long as their services are similar in quality and availability to those available on the international market and the prices of their services, when subject to the same tax charges, are no more than ten percent (10%) higher compared to the prices charged by foreign contractors for identical services;

(b)                                                         acquire materials, equipment, machinery and consumable goods of national production, insofar as their quantity, quality and delivery dates are similar to those of such materials, equipment, machinery and consumable goods available on the international market. However, such obligation does not apply in those cases in which the local prices for such goods are more than ten percent (10%) higher compared to the prices for imported goods, before charging Customs Duties but after the respective costs for transportation and insurance have been included.

5.                                       Contractor Group, through the Operator, shall seek competitive bids for any work to be performed pursuant to an Approved Work Plan and Budget if such work is budgeted to exceed US$ 250,000.00 (two hundred and fifty thousand US dollars) or any other amount established by Law. When reviewing such bids, Contractor Group shall select out of the bids which are acceptable to Contractor Group for technical and other operational reasons, the bid with the lowest cost. This decision shall be subject to the provisions of paragraph 4 above and, after the first Commercial Discovery, the approval of the Operating Committee.

6                                          Operator shall entrust the management of Petroleum Operations in Angola to a technically competent General Manager and Assistant General Manager. The names of such General Manager and Assistant General Manager shall, upon appointment, be given to Sonangol.  The General Manager and, in his absence, the Assistant General Manager, shall be entrusted with sufficient powers to carry out immediately and comply with all lawful written directions given to them by Sonangol or the Executive Power or its or their representatives or any lawful regulations gazetted or hereafter to be gazetted which are applicable to the Petroleum Operations.

7.                                       Except as is appropriate for the economic and efficient processing of data and laboratory studies thereon in specialized centers outside Angola, geological and geophysical studies as well as any other technical studies related to the performance of this Contract, shall be in a percentage not less than 35% (thirty five percent) of their value, executed in Angola.

8.                                       In the case of an emergency in the course of the Petroleum Operations requiring an immediate action, Contractor Group, through the Operator, is authorized to take all actions that it deems necessary for the protection of human life, property, the interests of the Parties and the environment, and shall promptly inform Sonangol of all actions so taken.

9.                                       Any obligations which are to be observed and performed by Contractor Group shall, if Contractor Group comprises more than one entity, be joint and several obligations.

10.                                 Without prejudice to the provisions of Article 36 and with respect to the Law, the Operator shall have the right to staff the Petroleum Operations with those whom it believes are necessary for efficient administration and operation without the imposition of citizenship or residency requirements.

11.                                 Sonangol shall provide reasonable assistance to the Contractor Group in obtaining visas, permits and other documents required to enter Angola and residency and work licenses required in connection with the performance of Petroleum Operations. The Contractor Group shall notify Sonangol reasonably in advance of the time necessary for receipt of such permits and licenses and Sonangol shall take steps to arrange for all such permits and licenses to be issued on a timely basis by the appropriate authorities.

Article 15

(Work obligations during the Exploration Period)

1.                                       During the Initial Exploration Phase Contractor Group shall perform a seismic program covering 1,500 Km2 (one thousand and five hundred square kilometers) of seismic 3D. This seismic program shall begin within six (6) Months of the Effective Date, unless otherwise agreed by Sonangol, provided that an appropriate seismic vessel is available.

2.                                       Contractor Group, within the Initial Exploration Phase, shall drill 4 (four) obligatory Exploration Wells, in 4 (four) different prospects, 1 (one) of which shall have a pre-salt objective and the others 3 (three) with objectives to be agreed, to geological horizons defined in the Approved Work Plan and Budget.

3.                                       In the event Contractor Group elects to extend the Exploration Period into the Optional Exploration Phase, Contractor Group shall be required to drill 2 (two) obligatory Exploration Wells (other than Appraisal Wells), 1 (one) of which shall have a pre-salt objective and the other one with objective to be agreed, to geological horizons defined in the Approved Work Plan and Budget.

4.                                      In the event Contractor Group exceeds the minimum work obligations described in the preceding paragraphs during the Initial Exploration Phase, then such excess shall be credited against the minimum work obligations for the Optional Exploration Phase.

If Contractor Group elects to drill more than 1 (one) Exploration Well with a pre-salt objective, such additional pre-salt Exploration Well shall constitute one of the Exploration Wells witch Contractor Group is required to drill pursuant to paragraph 2 or 3 (as the case may be) and the drilling of such additional Exploration Well shall satisfy the obligation of the Contractor Group to drill 1 (one) Exploration Well of any kind.

5.                                       Without prejudice to paragraph 4 of Article 6, in the event that Contractor Group does not satisfy the minimum work obligations referred to in this Article within the deadlines specified in Article 6, Contractor Group shall be deemed, unless otherwise agreed by Sonangol, to have voluntarily terminated its activities and withdrawn from all of the Contract Area not already converted into a Development Area(s).

6.                                       If Contractor Group relinquishes its rights under this Contract before performing the seismic program undertaken by it under this Article, Contractor Group is obligated to pay Sonangol an amount equal to US$ 30,000,000.00 (thirty million US dollars), less the amount equal to US$ 20,000.00 (twenty thousand US dollars) for each square kilometer of the seismic program concluded before relinquishment.

7.                                      If Contractor Group relinquishes its rights under this Contract before drilling the minimum number of Exploration Wells undertaken under this Article, Contractor Group shall be obligated to pay Sonangol an amount equal to US$ 120,000,000.00 (one hundred and twenty million US dollars) for each pre salt Exploration Well not drilled, and US$ 70,000,000.00 (seventy million US dollars) for any other Well not drilled.

8.                                       For the purpose of the financial guarantee, Contractor Group shall be required to incur the following minimum Exploration expenditures:

- Initial Exploration Phase	- US$ 360,000,000.00 (three hundred and sixty million US dollars);

- Optional Exploration Phase	- US$ 190,000,000.00 (one hundred and ninety million US dollars).

9.                                       If Contractor Group fulfills the minimum work obligations referred to in paragraphs 1, 2 and 3 of this Article relating to each phase of the Exploration Period, then Contractor

Group shall be considered as having fulfilled the minimum Exploration expenditures set forth in the previous paragraph.

10.                                 Each Exploration Well referred to in this Article shall test all productive horizons agreed to by Sonangol and Contractor Group, unless diligent test efforts consistent with sound and normal oil industry practices indicate that it is technically impracticable to reach and/or test any such horizons.

11.                                During the drilling of Wells under this Contract, Contractor Group shall keep Sonangol informed of the progress of each Well, its proposals for testing and the results of such tests, and at Sonangol’s request, shall test any additional prospective zones within the agreed Well depth provided that such tests shall be consistent with professional rules and standards which are generally accepted in the international petroleum industry and do not interfere with the safety and efficiency of the Petroleum Operations planned by Contractor Group. Such tests shall be at Contractor Group’s expense and shall be credited towards fulfilling the minimum work program.

12.                                If any obligatory Exploration Well is abandoned due to technical difficulties and, at the time of such abandonment, the Exploration expenditures for such Well have equaled or exceeded US$ 120,000,000.00 (one hundred and twenty million of US dollars), if such Well is a Well with a pre-salt objective, or US$ 70,000,000.00 (seventy million US dollars) in the case of any other Well, for all purposes of this Contract Contractor Group shall be considered to have fulfilled the work requirement in respect of one (1) Exploration Well and all costs of the Exploration Well shall be considered part of the Exploration expenditures set forth in paragraph 8 of this Article. If any obligatory Exploration Well is abandoned due to technical difficulties, and at the time of such abandonment the Exploration expenditures for such Well are less than US$ 120,000,000.00 (one hundred and twenty million US dollars), if such Well is a Well with a pre-salt objective, or US$ 70,000,000.00 (seventy million US dollars) in the case of any other Well, then Contractor Group shall have the option either to:

(a)                        drill a substitute Well at the same or another location in which case the Exploration expenditures for both the original Well and the substitute Well shall be credited against Contractor Group’s minimum Exploration expenditures set forth in paragraph 8 of this Article; or

(b)                      pay Sonangol an amount equal to the difference between US$ 120,000,000.00 (one hundred and twenty million US dollars) if such Well is a Well with a pre-salt objective, or US$ 70,000,000.00 (seventy million US dollars) in the case of any other Well, and the amount of Exploration expenditures actually spent in connection with such Well.

In this case, for all purposes of the Contract, Contractor Group shall be considered to have fulfilled the work requirement in respect of one (1) Exploration Well and the total amount of US$ 120,000,000.00 (one hundred and twenty million US dollars) if such Well is a Well with a pre-salt objective, or US$ 70,000,000.00 (seventy million US dollars) in the case of any other Well, shall be considered part of the minimum Exploration expenditures set forth in paragraph 8 of this Article.

Article 16

(Exploration Work Plans and Budgets)

1.                                       Within one (1) Month of the Effective Date and thereafter at least three (3) Months prior to the beginning of each Contract Year during the Exploration Period or at such other times as may mutually be agreed to by Sonangol and Contractor Group, Contractor Group shall prepare in reasonable detail an Exploration Work Plan and Budget for the Contract Area setting forth the Exploration operations which Contractor Group proposes to carry out during the first Contract Year and during the ensuing Contract Year respectively.

2.                                       During the Exploration Period such Work Plan and Budget shall be at least sufficient to satisfy the minimum expenditure obligations and minimum work program to which the Contractor Group is obliged.

3.                                       The Exploration Work Plan and Budget shall be submitted to the Operating Committee for review, advice or approval as the case may be, in accordance with Article 31, and carried out by Contractor Group after approval by the Ministry of Petroleum under Article 58 of the Petroleum Activities Law.

4.                                       Subject to Article 31, the Operating Committee shall coordinate, supervise and control the execution of the Approved Exploration Work Plans and Budgets, as well as verify if same is carried out within budget expenditure limits, or any revisions which have been made thereto.

Article 17

(Commercial Discovery)

1.                                      Contractor Group shall inform Sonangol, within thirty (30) days of the end of the drilling and testing of an Exploration Well, of the results of the final tests of the Well and whether such a Well is a Commercial Well or not. The date of this advice is the date of the declaration of the Commercial Well, should such well exist, or of the declaration of the non Commercial Well, if such is the case.

2.                                       After the declaration of a Commercial Well, Contractor Group may undertake the Appraisal of the discovery by drilling one or more Appraisal Wells to determine whether such discovery can be classified as a Commercial Discovery.

3.                                       Unless otherwise agreed with Sonangol, not later than six (6) Months after the completion of the second Appraisal Well, or twenty four (24) Months after the declaration of the Commercial Well, whichever is earlier, Contractor Group shall give written notice to Sonangol indicating whether the discovery is considered commercial or not. If Contractor Group declares it a Commercial Discovery, Contractor Group shall proceed to develop it under the Petroleum Activities Law. The date of Commercial Discovery shall be the date on which Contractor Group inform Sonangol in writing of the existence of said Discovery.

4.                                       If the period allowable for declaration of a Commercial Discovery extends beyond the Exploration Period, a provisional Development Area shall be established for such period as necessary to complete the Appraisal as per paragraphs 2 and 3 above. The provisional Development Area shall be of the shape and size which encompasses the Zone or Zones which would constitute the potential Commercial Discovery. Such provisional Development Area shall be agreed by Sonangol in writing.

5.                                       If following the discovery of a Commercial Well, the subsequent Appraisal Well(s) and Delineation Well(s) is (are) completed as producing or injection Well(s) its (their) costs shall be treated as part of the Development expenditures for the purposes of calculating the amount of Cost Recovery Crude Oil.

6.                                       The costs of a Commercial Well, if completed as a producing or injection Well, shall be treated as part of the Development expenditures for the purposes of calculating the amount of Cost Recovery Crude Oil.

7.                                       The costs of a Commercial Well, Appraisal Well(s) and Delineation Well(s) not completed as a producing or injection Well(s) shall be treated as Exploration expenditures for the purposes of calculating the amount of Cost Recovery Crude Oil.

8.                                       Any Commercial Well shall count towards fulfilling the work and expenditure obligations provided for in Article 15, but the Appraisal Well(s) or Delineation Wells that have been drilled following the discovery of a Commercial Well shall not count towards such obligations.

9.                                       There shall be no more than one Commercial Well in each Development Area that counts towards such work obligations; and it shall be the first Commercial Well in that Development Area.

10.                                 Contractor Group has the right to declare a Commercial Discovery without first having drilled a Commercial Well or Wells.

11.                                 The Contractor Group may request Sonangol’s approval to combine two or more Qualifying Zones into a Development Area, if Contractor Group believes that such combination will be commercial. Failing such approval, Contractor Group shall either proceed with Development of the respective Qualifying Zones in accordance with the terms and conditions of the Contact, or relinquish them.

12.                            For the purpose of this article “Qualifying Zone” means:

(a)                      a Zone whose Exploration Well(s) have been declared by the Contractor Group as  non-commercial Wells;

or

(b)                     a Zone whose Exploration Well(s) result in Commercial Well(s) but whose discoveries the Contractor Group does not consider to constitute a Commercial Discovery and Sonangol so agrees.

Article 18

(General Development and Production Plan)

Within thirty (30) days of the date of a Commercial Discovery, the Contractor Group shall prepare and submit to Sonangol a draft General Development and Production Plan, which shall be analyzed and discussed by the Parties in order to be agreed and submitted by Sonangol to the Ministry of Petroleum within three (3) Months of the date of the Commercial Discovery or within any longer period which may be granted by the Ministry of Petroleum.

Article 19

(Development and Production Work Plans and Budgets)

1.                                       From the date of approval of the plan referred to in the preceding Article, and thenceforth by fifteen (15) August of each Year (or by any other date which may be agreed) thereafter, Contractor Group shall prepare in accordance with professional rules and standards generally accepted in the international petroleum industry a draft annual Production Plan, a draft Exploration and Production Work Plan and Budget (if applicable) and a draft  Development and Production Work Plan and Budget for the following Civil Year and may, from time to time, propose to Sonangol that it submit amendments to the approved Work Plans and Budgets to the consideration of the Ministry of Petroleum.

2.                                       The draft Development and Production Work Plan and Budget and the draft Production Plan referred to in the previous paragraph shall be prepared on the basis of the approved General Development and Production Plan and any subsequent amendments to the same.

3.                                       The draft Production Plan and the draft Development and Production Work Plan and Budget shall be approved in writing by the Operating Committee and shall be submitted by Sonangol to the Ministry of Petroleum for approval under the Petroleum Activities Law.

4.                                       The Contractor Group is authorized and hereby undertakes to execute, under the supervision and control of the Operating Committee, and within the limits of the budgeted expenses, the approved Development and Production Work Plans and Budgets, together with any revised versions of the same.

Article 20

(Lifting Schedule)

1.                                      The Operating Committee shall approve a Lifting Schedule, not later than ninety (90) days prior to January 1 and July 1 of each Civil Year following the commencement of commercial production and in accordance with the approved Production Plan, and furnish in writing to Sonangol and the entities constituting Contractor Group a forecast setting out the total quantity of Petroleum that the Operating Committee estimates can be produced, saved, transported and lifted hereunder during each of the next four (4) Quarters in accordance with sound practices generally accepted in the international petroleum industry.

2.                                      Contractor Group shall endeavor to produce in each Quarter the quantity of Petroleum forecast in the Production Plan.

3.                                      The Crude Oil shall, if appropriate, be run to storage tanks built, maintained and operated by Contractor Group, and shall be metered or otherwise measured as required to meet the purposes of this Contract and the Law.

Article 21

(Guarantees)

1.                                       The minimum Exploration work obligations shall be secured by financial guarantees substantially in the form set out in Annex E.

2.                                       The financial guarantees referred to in the previous paragraph shall be given by Cobalt, BP and China Sonangol in the percentages shown below not later than thirty (30) days after the date of execution of the Contract, in respect of the minimum work obligations of the Initial Exploration Phase, or after the commencement of the Optional Phase of the Exploration Period, in respect of the minimum work obligations of said Phase:

- Cobalt	- 57.14%

- BP	- 28.57%

- China Sonangol	- 14.29%

3.                                       The amount of such financial guarantees shall in each Phase be equal to US$ 120,000,000.00 (one hundred and twenty million US dollars) if such Well is a Well with a pre-salt objective, or US$ 70,000,000.00 (seventy million US dollars) in the case of any non pre-salt Well, for each of the obligatory Exploration Wells set forth in

Article 15.

4.                                       During the Initial Exploration Phase the financial guarantees shall be increased by US$ 30,000,000.00 (thirty million US dollars) for the obligatory seismic program set forth in Article 15, paragraph 1.

5.                                       The amount of such financial guarantees shall be reduced by US$ 30,000,000.00 (thirty million US dollars) during the Initial Exploration Phase when the obligatory seismic program is completed or for each amount paid in accordance with Article 15, paragraph 6.

6.                                       The financial guarantees shall be reduced by the amount US$ 120,000,000.00 (one hundred and twenty million of US dollars) if such Well is a Well with a pre-salt objective, or US$ 70,000,000.00 (seventy million US dollars) in the case of any non pre-salt Well, when the drilling of each of the obligatory Exploration Wells for each Phase of the Exploration Period is finished, or for each amount paid and/or credited in accordance with paragraphs 7 and 12 of Article 15.

7.                                       If, during any Year of any of the Phases of the Exploration Period, Contractor Group should be deemed to have relinquished, as provided in Article 15.5, all of the Contract Area not converted to a Development Area(s), Contractor Group shall forfeit the full amounts of the financial guarantees, reduced as provided for in the preceding paragraphs 5 and 6.

8.                                       Each of the entities comprising Contractor Group shall also provide Sonangol, if so required by the latter, with a corporate guarantee substantially in the form shown in Annex D hereof or such other form as may be agreed between Sonangol and each of such entities, not later than sixty (60) days after the date of execution of this Contract.

Article 22

(Bonus and contributions)

1.                                      Cobalt, BP and China Sonangol shall pay to Sonangol the following bonus, contributions for social projects and for Sonangol Research and Technology Center in the following percentages:

- Cobalt	- 57.14%

- BP	- 28.57%

- China Sonangol	- 14.29%

a)                          A signature bonus in the amount of US$ 7,500,000.00 (seven million and five hundred thousand US dollars) to be paid on the Effective Date;

b)                         A contribution for social projects in the amount of US$ 200,000,000.00 (two hundred million US dollars)  to be paid on the Effective Date;

c)                          A contribution for the Sonangol Research and Technology Center in the amount of US$ 350,000,000.00 (three hundred and fifty million US dollars) shall be paid in the following 5 (five) installments:

I.                                         US$ 25,000,000.00 (twenty five million U.S dollars) on the Effective Date;

II.                                     US$ 75,000,000.00 (seventy five million U.S dollars) on the first anniversary of the  Effective Date;

III.                                 US$ 75,000,000.00 (seventy five million U.S dollars) on the second anniversary of the  Effective Date;

IV.                                 US$ 75,000,000.00 (seventy five million U.S dollars) on the third anniversary of the  Effective Date;

V.                                     US$ 100,000,000.00 (one hundred million U.S dollars) on the fourth anniversary of the Effective Date.

2.                                      The signature bonus and the contributions for social projects and for the Sonangol Research and Technology Center referred to in the preceding paragraph, shall not be recovered or amortized by the Contractor Group.

Article 23

(Conservation of Petroleum and prevention of loss)

1.                                      Contractor Group shall adopt all those measures which are necessary and appropriate and consistent with the technology generally in use in the international petroleum industry to prevent loss or waste of Petroleum above or under the ground in any form during Petroleum Exploration, Development, Production, gathering and distribution, storage or transportation operations.

2.                                     Upon completion of the drilling of a producing Development Well, Contractor Group shall inform Sonangol of the time when the Well will be tested and shall subsequently inform Sonangol of the resulting estimated production rate of the Well within fifteen (15) days after the conclusion of such tests.

3.                                     Petroleum shall not be produced from multiple independent productive Zones simultaneously through one string of tubing, except with the prior approval of Sonangol.

4.                                     Contractor Group shall record data regarding the quantities of Crude Oil, Natural Gas and water produced monthly from each Development Area, which shall be sent to Sonangol within thirty (30) days after the end of the Month reported on.

5.                                     Daily or weekly statistics and reports regarding the production from the Contract Area shall be made available by Contractor Group at convenient time for examination by authorized representatives of Sonangol.

6.                                     Daily drilling records and graphic logs of Wells shall show the quantity and type of cement and the quantity of any other materials used in the Well for the purposes of protecting Crude Oil, Natural Gas or fresh water bearing strata.

7.                                     Any substantial change of mechanical equipment associated with the Well after its completion shall be subject to the approval of Sonangol.

Article 24

(Records, reports and inspection)

1.                                     Contractor Group shall prepare and, at all times while this Contract is in force, maintain accurate and current records of its activities and operations in the Contract Area and shall keep all information of a technical, economic, accounting or any other nature, developed for the conduct of Petroleum Operations. Such records shall be organized in such a way as to allow for the prompt and complete ascertainment of costs and expenditures.

2.                                     The records and information referred to in the previous paragraph shall be kept at Operator’s office in Luanda.

3.                                     Sonangol, in exercising its activities under the terms of this Contract, shall have the right to free access, upon prior notice to Contractor Group, to all data referred to in paragraph 1 above. Contractor Group shall furnish to Sonangol, in accordance with applicable regulations or as Sonangol may reasonably request, information and data concerning activities and operations under this Contract. In addition, Contractor Group shall provide Sonangol with copies of any and all data related to the Contract Area, including, but not limited to, geological and geophysical reports, Well logs and surveys, information and interpretation of such data and other information in Contractor Group’s possession.

4.                                     Contractor Group shall save and keep in the best condition possible a representative portion of each sample of cores and cuttings taken from Wells as well as samples of all fluids taken from Exploration Wells, and deliver same to Sonangol or its representatives in the manner directed by Sonangol.

5.                                     All samples acquired by Contractor Group for its own purposes shall be considered available for inspection at any convenient time by Sonangol or its representatives.

6.                                     Contractor Group shall keep the aforementioned samples for a period of thirty-six (36) Months or, if before the end of such period Contractor Group withdraws from the Contract Area, then until the date of withdrawal. Up to three (3) Months before the end of the aforementioned period, Contractor Group shall request instructions from Sonangol as to the destination for such samples. If Contractor Group does not receive instructions from Sonangol by the end of such three (3) Month period then Contractor Group is relieved of its responsibility to store such samples.

7.                                     If it is necessary to export any rock samples outside Angola, the Contractor Group shall deliver samples equivalent in size and quality to Sonangol before such exportation.  Sonangol, if it so decides, may release the Contractor Group from said obligation.

8.                                     Originals of records and data can be exported only with the permission of Sonangol. The original magnetic tapes and any other data which must be processed or analyzed outside Angola may be exported only if a comparable record and data is maintained in Angola. Such exports shall be repatriated to Angola on the understanding that they belong to Sonangol. Copies of the referred records and data may be exported at any time and under the terms of the Law.

9.                                     Subject to any other provisions of this Contract, Contractor Group shall permit Sonangol’s duly authorized representatives and employees to have full and free access to the Contract Area at all convenient times with the right to observe the Petroleum Operations being conducted and to inspect all assets, records and data kept by Contractor Group. Sonangol’s representatives and employees, in exercising the aforementioned rights, shall not interfere with Contractor Group’s Petroleum Operations. Contractor Group shall grant to said Sonangol’s representatives and employees the same facilities in the camp as those afforded to its own employees of similar professional rank.

10.                              Without prejudice to Article 34.2, Sonangol is responsible for any claims of their representatives or employees resulting from the exercise of the rights granted under this Article. Sonangol is also responsible and shall indemnify Contractor Group against all damages and claims resulting from willful misconduct or gross negligence of any of Sonangol’s representatives or employees while performing their activities in the Contract Area, in Contractor Group’s offices or in other Contractor Group’s facilities directly related with the Petroleum Operations.

Article 25

(Contractor Group’s obligation to purchase Sonangol’s Petroleum)

1.                                     Sonangol has the right to require Contractor Group to purchase any part of Sonangol’s share of production under normal commercial terms and conditions in the international petroleum industry and at the Market Price in force at the time the Crude Oil is lifted as established in the Petroleum Activities Tax Law.

2.                                     The right referred to in the preceding paragraph shall be exercised in accordance with the following rules:

(a)                               no later than six (6) Months prior to the start of a Quarter, Sonangol shall give written notice to the Contractor Group that it requires Contractor Group to purchase a specified quantity of Crude Oil to be lifted ratably over a period of two (2) consecutive Quarters;

(b)                               Contractor Group’s obligation to purchase Crude Oil from Sonangol will continue mutatis mutandis from Quarter to Quarter after the initial two (2) consecutive Quarters until and unless Sonangol gives Contractor Group written notice of termination which, subject to the above mentioned minimum period, shall take effect six (6) Months after the end of the Quarter in which such written notice was given.

Article 26

(Other rights and obligations related to Crude Oil disposal)

1.                                    Sonangol shall have the right upon six (6) Months’ prior written notice to buy from Contractor Group Crude Oil from the Contract Area equivalent in value to the Petroleum Income Tax due by Contractor Group to the Ministry of Finance. The referred purchase of Crude Oil by Sonangol shall be at the Market Price applicable to such Crude Oil. Sonangol shall provide Contractor Group with not less than three (3) Months advance written notice of its intention to cease to exercise its right under this paragraph.

2.                                    Payment by Sonangol to Contractor Group for each purchase of Crude Oil under paragraph 1 above shall be made not later than two (2) working days before due date of payment by the Contractor Group of the relevant amount of Petroleum Income Tax to the Ministry of Finance. Any unpaid amount, plus interest as specified in Annex C to this Contract, shall be paid in kind to Contractor Group by Sonangol out of its next Crude Oil entitlement, valued at the Market Price applicable to such Crude Oil.

3.                                    If, in any Year, Contractor Group’s total share of Crude Oil comprising Cost Recovery Crude Oil and Development Area Profit Oil, less any Crude Oil acquired or received from Contractor Group by Sonangol under this Article and by the Executive Power under The Petroleum Activities Law, is less than forty nine percent (49%) of total Crude Oil estimated to be produced and saved in the Contract Area, Contractor Group has the right to buy and lift the corresponding balance of Crude Oil in the succeeding Year.

In the event that Contractor Group exercises all or any part of such right, the balance of Crude Oil necessary to satisfy Contractor Group’s right shall be sold to Contractor Group by Sonangol at the Market Price in accordance with the following procedure:

(a)                                six (6) Months prior to the start of a Quarter Contractor Group shall give written notice to Sonangol that it requires Sonangol to sell a specified quantity of Crude

Oil, which quantity may be expressed either in Barrels or a percentage of total production, to be lifted ratably over a period of two (2) consecutive Quarters;

(b)                                Sonangol’s obligation to sell Crude Oil to Contractor Group will continue mutatis mutandis from Quarter to Quarter after the initial two (2) consecutive Quarters until and unless Contractor Group gives Sonangol written notice of termination or revision of quantities which, subject to the above mentioned minimum period, shall take effect six (6) Months after the end of the Quarter in which such written notice was given.

4.                                    In the event of conflict between Contractor Group’s right in paragraph 3 above and Sonangol’s right in paragraph 1 above, Contractor Group’s right shall prevail.

5.                                    The fulfillment of the obligation to satisfy the consumption requirements, as per Article 78 of the Petroleum Activities Law, shall be shared between Sonangol and Contractor Group in proportion to their respective net shares of production during the period concerned (Contractor Group’s net share being its share according to Articles 11 and 12 less the quantities delivered to Sonangol under paragraph 1 above and Sonangol’s net share being its share according to Article 12, plus the said quantities delivered to it under paragraph 1 above).

Article 27

(Unitization and joint Development)

1.                                    The rules on unitization and joint Development are contained in Article 64 of the Petroleum Activities Law.

2.                                    Any joint Development and Production carried out under this Article shall not prejudice the provisions of Articles 29, 31.2(e) and 31.11 (b).

3.                                    In the event that a unitization process under the Petroleum Activities Law affects the whole or part of an obligation which Contractor Group must fulfill within a certain time period under the Contract, such time period shall be extended by the time elapsed between Sonangol’s written notice under paragraphs 1 and 2 above and the date of mutual agreement on the plan of the related joint Development. This extension shall not be longer than twelve (12) Months, or such longer period as agreed by Sonangol.

Article 28

(Transfer and abandonment of assets)

1.                                     Within sixty (60) days termination of the Contract or the date of abandonment and decommissioning in any part of the Contract Area, the Contractor Group shall hand over to Sonangol, in a good state of repair and operation, and in accordance with a plan approved by Sonangol, all of the infrastructures, equipment and all Wells which, within the Development Areas to which the expiry, cancellation or relinquishment refers, are in production or are capable of producing, or are being used, or may be used, in injection, together with all casing, piping, surface or sub-surface equipment and facilities acquired by the Contractor Group for the conduct of Petroleum Operations, except those as are being used for Petroleum Operations elsewhere in the Contract Area.

2.                                     If Sonangol so requires, the Contractor Group shall proceed to correctly abandon the Well or Wells and decommission the facilities in accordance with Articles 75.4 and 75.5 of the Petroleum Activities Law.

3.                                     The requirement provided for in the previous paragraph shall be made by Sonangol no later than one hundred and eighty (180) days before the termination of the Contract or the estimated date of commencement of abandonment and decommissioning operations of any part of the Contract Area.

4.                                     If the request referred to in paragraph 2 above is made, Sonangol shall make the required funds available to the Contractor Group from the amounts paid (including accrued interest thereon) to Sonangol pursuant to Article 3 (e) of Annex C. In the event that the amounts paid by Contractor Group (plus accrued interest thereon) are insufficient to cover the abandonment and decommissioning costs, Sonangol and Contractor Group shall agree on the method of covering the additional costs.

5.                                     After having carried out the abandonment of the Wells and decommissioning of facilities and related assets, or in the case of Sonangol requesting such abandonment and decommissioning and not placing at the disposal of the Contractor Group the funds referred to in paragraph 4, or after the Contractor Group carries out the handing over of the equipment and Wells to Sonangol under the terms of paragraph 1, the Contractor Group will have no further responsibility or r obligation in relation to the same, except in cases of its gross negligence, willful misconduct or Serious Fault and, without prejudice to the provisions of the Contract still in force after the termination of the Contract, Sonangol shall indemnify and defend the Contractor Group in case of any claims, costs or losses related to such Wells, facilities and related assets.

Article 29

(Natural Gas)

1.                                     Contractor Group shall have the right to use in the Petroleum Operations, Associated Natural Gas produced from the Development Areas.

2.                                     The available Associated Natural Gas surplus to the requirements defined in the preceding paragraph shall be made available free to Sonangol, in Angola, by Contractor Group. Sonangol shall inform the Contractor Group of its intention to utilize such Gas as soon as reasonably practical. The transfer point for such Gas will be located in the Contract Area at a point to be mutually agreed between the Parties (“Transfer Point”).  The delivery point of such Gas will be at a location indicated by Sonangol (“Gas Delivery Point”). The Gas transportation infrastructure between Transfer Point and Gas Delivery Point is herein referred to as “Gas Infrastructure”.

3.                                     The cost of construction of the Gas Infrastructure will be borne by the Contractor Group and shall be recoverable under Law. The Gas Infrastructure will be managed by Sonangol once commissioned and the cost of operating such infrastructure shall be borne by Sonangol.

4.                                     If Sonangol so elects and if it is possible, Sonangol shall give notice in writing to Contractor Group prior to final approval of the General Development and Production Plan stating Sonangol’s intention with respect to the use of such Gas.

5.                                    Should the funding of the Gas Infrastructure have a negative and significant impact on the economic conditions agreed in this Contract for the Contractor Group, Sonangol and the Contractor Group shall agree on the modifications to the economic terms of the Contract necessary to restore the economic position of Contractor Group as agreed in this Contract.

6.                                     Sonangol and the Contractor Group agree that the timing of the construction of the Gas Infrastructure shall not negatively impact the Crude Oil Development.

7.                                     If Non-Associated Natural Gas is discovered within the Contract Area then Sonangol shall have the exclusive right to develop the discovered Gas on its own account and risk or in association with third parties.

8.                                     If Sonangol wishes and if Contractor Group so agrees in a time period indicated by Sonangol, the Non-Associated Natural Gas discovery can be jointly developed by Sonangol or one of its Affiliates and Contractor Group.

Article 30

(Operations for Sonangol’s account - sole risk)

1.                                      Operations which may be the object of a sole risk notice from Sonangol under this Article shall be those involving:

(a)                                penetration and testing geological horizons deeper than those proposed by Contractor Group to the Operating Committee in any Exploration Well being drilled which has not encountered Petroleum, provided the Operator has not commenced the approved operations to complete or abandon such Well;

(b)                                 penetration and testing geological horizons deeper than those proposed by Contractor Group to the Operating Committee in any Exploration Well being drilled which has encountered Petroleum, provided that in respect to such Well the Operating Committee has agreed that Sonangol may undertake the sole risk operations, and the Operator has not commenced the approved operations to complete or abandon such Well;

(c)                                  the drilling of an Exploration Well other than an Appraisal Well, provided that not more than two (2) such Wells may be drilled in any Year;

(d)                                 the drilling of an Appraisal Well which is a direct result from a successful Exploration Well, whether or not such Exploration Well was drilled as part of a sole risk operation;

(e)                                  the Development of any discovery which is a direct result from a successful Exploration Well and/or Appraisal Well sole risk operation which Contractor Group has not elected to undertake under paragraph 3 of this Article;

(f)                                   the Development of a Petroleum deposit discovered by a successful Exploration Well and/or Appraisal Well carried out by Contractor Group as part of a Work Plan approved by the Operating Committee, if forty two (42) Months have elapsed since such successful Well was completed and Contractor Group has not commenced the Development of such deposit.

2.                                      Except as to those described under paragraphs (a) and (b), none of the operations described in paragraph 1 of this Article may be the object of a sole risk notice from Sonangol until after the operation has been proposed in complete form to the Operating Committee and has been rejected by Contactor Group in the Operating Committee. To be “in complete form” as mentioned above, the proposal for conducting any of the above mentioned operations presented by Sonangol shall contain appropriate information such as location, depth, target geological objective, timing of operation, and where appropriate, details concerning any Development plan, as well as other relevant data.

3.                                      If the conditions referred to in paragraph 2 have been met, Sonangol may, as to any operation described in paragraph 1, give a written sole risk notice to Contractor Group and the latter shall have the following periods of time, from the date of receipt of such sole risk notice within which to notify Sonangol whether it elects to undertake such proposed operation by including it as a part of the Petroleum Operations:

(a)                                 as to any operations described in paragraphs 1(a) and 1(b), forty eight (48) hours or until commencement of the deepening operations, whichever occurs last;

(b)                                 as to any operations described in paragraphs 1(c) and 1(d), three (3) Months;

(c)                                  as to any operations described in paragraphs 1(e) and 1(f), six (6) Months.

4.                                      If Contractor Group elects to include as part of the Petroleum Operations the operation described in the sole risk notice within the appropriate periods described in paragraph 3 above, such operation shall be carried out by the Operator within the framework of the

Petroleum Operations under this Contract, as a part of the current Work Plan and Budget which shall be considered as revised accordingly.

5.                                      If Contractor Group elects not to undertake the operation described in the sole risk notice, subject to the provisions of paragraph 6 below, the operation for the account of Sonangol shall be carried out promptly and diligently by Contractor Group at Sonangol’s sole risk and expense, provided that such operation may only be carried out if it does not conflict or cause hindrance to Contractor Group’s obligations or any operation, or delay existing work plans, including any Approved Work Plan and Budget, and meet the safety conditions generally followed under normal international petroleum industry practice. With respect to operations referred to in paragraphs 1(c) and 1(d) such operations shall begin as soon as a suitable rig is available in Angola. Sonangol and Contractor Group shall agree on a method whereby Sonangol shall provide all necessary funds to Operator to undertake and pay for the operations carried out at Sonangol’s sole risk and expense.

6.                                      Sonangol shall elect to have the operations carried out at Sonangol’s sole risk and expense referred to in paragraphs 1(e) and 1(f) carried out either by itself, by Contractor Group for a mutually agreed fee or by any third party entity contracted to that effect by Sonangol, provided that such operations may be carried out only if they will not conflict with or cause hindrance to Contractor Group’s obligations or any Petroleum Operation, or delay existing work plans, including the Approved Work Plan and Budget. Before entering into any agreement with a third party for the aforementioned purpose, Sonangol shall notify Contractor Group in writing of such proposed agreement. Contractor Group shall have forty five (45) days after the receipt of the aforementioned notification to decide if it exercises its right of first refusal with respect to the proposed agreement and to perform the sole risk operations under the same terms and conditions proposed by the third party.

7.                                      If Sonangol wishes to use in the sole risk operations assets which are used in the Petroleum Operations, it shall give written notice to the Operating Committee stating what assets it wishes to use, provided that the utilization of such assets may not prejudice the Approved Work Plans and Budgets.

8.                                      If, in accordance with the provisions of paragraph 4, Contractor Group decides to undertake any works as foreseen in paragraph 1(d), it shall pay Sonangol in cash and within thirty (30) days of the date in which it exercises such right, an amount equal to all of the costs incurred by Sonangol in the relevant sole risk operations conducted in accordance with paragraphs 1(a), 1(b) and 1(c) which directly led to the works foreseen in paragraph 1(d).

9.                                      In addition to the amount referred to in the preceding paragraph, Sonangol will also be entitled to receive from Contractor Group an additional payment equal to two hundred percent (200%) of the costs referred to in paragraph 8. Such additional payment shall be made in cash and within ninety (90) days of the date on which Contractor Group exercises its right referred to in the preceding paragraph.

10.                               If, in accordance with the provisions of paragraph 4, Contractor Group decides to undertake any works foreseen in paragraph 1(e), it shall pay Sonangol in cash, within thirty (30) days of the date in which it exercises such right, an amount equivalent to the value of total costs incurred by Sonangol in the sole risk operations which directly led to the works foreseen in paragraph 1(e), less any payment made in accordance with paragraph 8 above.

11.                               In addition to the amount referred to in the preceding paragraph, Sonangol will also be entitled to receive twenty five percent (25%) of Contractor Group’s share of Development Area Profit Oil produced from this developed deposit until the value thereof as defined in paragraph 13 of this Article equals one thousand percent (1000%) of the costs of the operations referred to in paragraph 10.

12.                               If the operations described in paragraphs 1(e) and 1(f) are conducted at Sonangol’s sole risk and expense, Sonangol shall receive one hundred percent (100%) of the Petroleum produced from the deposit developed under such terms.

13.                               The Petroleum received by Sonangol under paragraph 11 shall be valued at the Market Price calculated under the Petroleum Activities Tax Law.

Article 31

(Operating Committee)

1.                                     The Operating Committee is the body through which the Parties coordinate and supervise the Petroleum Operations and shall be established within thirty (30) days of the Effective Date.

2.                                     The Operating Committee has, among others, the following functions:

(a)                                 to establish policies for the Petroleum Operations and to define, for this purpose, procedures and guidelines as it may deem necessary;

(b)                                 to review and, except as provided in paragraph 12 of this Article 31, approve all Contractor Group’s proposals on Work Plans and Budgets (including the location of Wells and facilities), the General Development and Production Plan, Production Plans and Lifting Schedules;

(c)                                  to verify and supervise the accounting of costs, expenses and expenditures and the conformity of the operating and accounting records with the rules established in this Contract, in Annex C hereof, in the Petroleum Activities Tax Law, and in other applicable legislation;

(d)                                 to establish technical and other committees whenever it deems necessary;

(e)                                  in general, to review and, except as otherwise provided in this Contract, to decide upon all matters which are relevant to the execution of this Contract, it being understood, however, that in all events the right to declare a Commercial Discovery is reserved exclusively to Contractor Group.

3.                                      The Operating Committee shall obey the clauses of this Contract and it cannot decide on matters that by Law or this Contract are the exclusive responsibility of the Concessionaire or Contractor Group.

4.                                      The Operating Committee shall be composed of four (4) members, two (2) of whom shall be appointed by Sonangol and the other two (2) by Contractor Group. The Operating Committee meetings cannot take place unless at least three (3) of its members are present.

5.                                      The Operating Committee shall be headed by a Chairman who shall be appointed by Sonangol from among its representatives and who shall be responsible for the following functions:

(a)                                 to coordinate and orient all the Operating Committee’s activities;

(b)                                 to chair the meetings and to notify the Parties of the timing and location of such meetings, it being understood that the Operating Committee shall meet whenever requested by any Party;

(c)                                  to establish the agenda of the meetings, which shall include all matters which the Parties have asked to be discussed;

(d)                                 to convey to each Party all decisions of the Operating Committee, within five (5) working days after the meetings;

(e)                                  to request from Operator any information and to make recommendations that have been requested by any member of the Operating Committee, as well as to request from Contractor Group any advice and studies whose execution has been approved by the Operating Committee;

(f)                                   to request from technical and other committees any information, recommendations and studies that he has been asked to obtain by any member of the Operating Committee;

(g)                                  to convey to the Parties all information and data provided to him by the Operator for this effect.

6.                                      In the case of an impediment to the Chairman of the Operating Committee, the work of any meeting will be chaired by one of the other members appointed by him for the effect.

7.                                      At the request of any of the Parties, the Operating Committee shall prepare and approve, according to paragraph 11(c) of this Article, its internal regulations, which shall comply with the procedures established in this Contract.

8.                                      At the Operating Committee meetings decisions shall only be made on matters included on the respective agenda, unless, with all members of the Operating Committee present, they unanimously agree to make decisions on any matter not so included on the agenda.

9.                                      Each member of the Operating Committee shall have one (1) vote and the Chairman shall in addition have a tie breaking vote.

10.                               Except as provided for in paragraph 11, the decisions of the Operating Committee are taken by simple majority of the votes present or represented, it being understood that any member may be represented by written and duly signed proxy held by another member.

11.                               Unanimous approval of the Operating Committee shall be required for:

(a)                                 approval of, and any revision to proposed Exploration Work Plans and Budgets prepared after the first Commercial Discovery;

(b)                                 approval of, and any revision to the proposed General Development and Production Plan, the Production Plan, Lifting Schedule and Development and Production Work Plans and Budgets;

(c)                                  establishment of rules of procedure for the Operating Committee;

(d)                                 establishment of a management policy for the carrying out of responsibilities outlined in paragraph 2 of this Article, namely the procedures and guidelines as per paragraph 2(a) above.

(e)                                  determination of the estimated rate of return as per Article 12.

12.                               Prior to the time of declaration of the first Commercial Discovery, the Operating Committee shall review and give such advice as it deems appropriate with respect to the matters referred to in paragraph 2(e) of this Article and with respect to Contractor Group’s proposals on Exploration Work Plans and Budgets (including the location of Wells and facilities). Following such review, Contractor Group shall make such revision of the Exploration Work Plans and Budgets as Contractor Group deems appropriate and shall transmit same Work Plans and Budgets to Sonangol, so that they may be submitted for approval by the Ministry of Petroleum under the Petroleum Activities Law.

13.                               The General Development and Production Plan, the Development and Production Work Plans and Budget, together with the Production Plans approved by the Operating Committee, shall be sent by the same to Sonangol, for submission to the Ministry of Petroleum for approval under the Petroleum Activities Law.

14.                               Minutes shall be made of every meeting of the Operating Committee and they shall be written in the appropriate record book and signed by all members.

15.                               The draft of the minutes shall be prepared, if possible, on the day that the meeting is held and copies of it shall be sent to the Parties within the following five (5) working days, and their approval shall be deemed granted if no objection is raised within ten (10) working days of the date of receipt of the draft minutes.

Article 32

(Ownership of assets)

1.                                      Physical assets purchased by Contractor Group for the implementation of the Work Plans and Budgets become the property of Sonangol when purchased in Angola or, if purchased abroad, when landed in Angola. Such physical assets will be used in Petroleum Operations, provided, however, Contractor Group is not obligated to make any payments for the use of such physical assets during the term of this Contract. This provision shall not apply to equipment leased from and belonging to third parties or any entity comprising Contractor Group.

2.                                     During the term of this Contract, Contractor Group shall be entitled to full use in the Contract Area, as well as in any other area approved by Sonangol, of all fixed and movable assets acquired for use in the Petroleum Operations without charge to Contractor Group. Any of Sonangol’s assets which Contractor Group agrees have become surplus to Contractor Group’s then current and/or future needs in the Contract Area may be removed and used by Sonangol outside the Contract Area, and any unrecovered costs for such assets shall be fully recovered in that Year subject to the cost recovery limit provided for in Article 11 hereof. Any of Sonangol’s assets other than those considered by Contractor Group to be superfluous shall not be disposed of by Sonangol except with agreement of Contractor Group so long as this Contract is in force.

Article 33

(Property and confidentiality of data)

1.                                      All information of a technical nature developed through the conduct of the Petroleum Operations shall be the property of Sonangol. Notwithstanding the above, and without prejudice to the provisions of the following paragraphs, Contractor Group shall have the right to use and copy, free of charge, such information for internal purposes.

2.                                      Unless otherwise agreed by Sonangol and Contractor Group, while this Contract remains in force, all technical, economic, accounting or any other information, including, without limitation, reports, maps, logs, records and other data developed through the conduct of Petroleum Operations, shall be held strictly confidential and shall not be disclosed by any Party without the prior written consent of the other Party hereto. Provided, however, that either Party may, without such approval, disclose the aforementioned data:

(a)                                 to any Affiliate or potential assignee of such Party upon such Affiliate or potential assignee giving a similar undertaking of confidentiality;

(b)                                 in connection with the arranging of financing or of a corporate reorganization upon obtaining a similar undertaking of confidentiality;

(c)                                  to the extent required by any applicable law, regulation or rule (including, without limitation, any regulation or rule of any regulatory agency, securities commission or securities exchange on which the securities of such Party or of any such Party’s Affiliates are listed);

(d)                                 to employees, consultants, contractors or other third parties as necessary in connection with Petroleum Operations upon obtaining a similar undertaking of confidentiality.

3.                                      The Contractor Group’s obligation of confidentiality of the information referred to in paragraph 2 above shall continue after the termination of the Contract unless otherwise approved by Sonangol.

4.                                      In the event that any entity constituting Contractor Group ceases to hold an interest under this Contract, such entity will continue to be bound by the provisions of this Article.

5.                                      To obtain offers for new Petroleum Exploration and Production agreements, Sonangol may, upon informing Contractor Group, disclose to third parties geophysical and geological data and information, and other technical data (the age of which is not less than one (1) year) or Contractor Group’s reports and interpretations (the age of which is not less than five (5) years).

6.                                      The confidentiality obligation contained in this Article shall not apply to any information that has entered the public domain by any means that is both lawful and does not involve a breach of this Article.

Article 34

(Responsibility for losses and damages)

1.                                      Contractor Group, in its capacity as the entity responsible for the execution of the Petroleum Operations within the Contract Area, shall be liable to third parties to the extent provided under the Law for any losses and damage it may cause to them in conducting the Petroleum Operations and shall indemnify and defend Sonangol with respect thereto, provided that Sonangol has given timely notice of the claims and opportunity to defend.

2.                                      Contractor Group is also liable, under the terms of the Law, for losses and damage which, in conducting the Petroleum Operations, it may cause to the State and, in case of Contractor Group’s willful misconduct, gross negligence or Serious Fault, to Sonangol.

3.                                      The provisions of the preceding paragraphs 1 and 2 do not apply to losses and damage caused during Petroleum Operations for account and risk of Sonangol, for which Sonangol shall indemnify and defend Contractor Group, and in relation to which Contractor Group shall only be liable for such losses and damage caused by its willful misconduct, gross negligence or Serious Fault.

4.                                      If Contractor Group comprises more than one entity the liability of such members is joint and several.

Article 35

(Petroleum Operations risk management)

1.                                     The Contractor Group shall comply with the provisions of Decree No. 39/01, of 22 June 2001, the respective regulations and the relevant Angolan legislation, in respect of management of the risks of Petroleum Operations.

2.                                     Management of the risks to which persons, assets and income from Petroleum Operations are exposed shall include all the activities referred to in Decree No. 39/01, of 22 June 2001, and other activities which Sonangol and the Contractor Group may agree to include to ensure an adequate financial protection.

3.                                     In relation to the risks relating to Petroleum Operations, the Contractor Group shall take out and maintain insurance contracts in accordance with the specifications and conditions which may be approved by Sonangol.

4.                                     The Contractor Group shall carry out, in cooperation with Sonangol, all the risk management activities provided for in said Decree No. 39/01, of 22 June 2001, in accordance with the instructions, rules and procedures approved by Sonangol.

Article 36

(Recruitment, integration and training of Angolan personnel)

1.                                      Contractor Group shall comply with Decree-Law No. 17/09, of 26 June 2009, and ancillary regulations, as well as applicable legislation regarding the recruitment, integration and training of Angolan personnel.

2.                                      In planned, systematic and various ways and in accordance with the provisions of this Article, Contractor Group shall train all its Angolan personnel directly or indirectly involved in the Petroleum Operations for the purpose of improving their knowledge and professional qualification in order that the Angolan personnel gradually reach the level of knowledge and professional qualification held by the Contractor Group’s foreign workers. Such training shall also include the transfer of the knowledge of petroleum technology and the necessary management experience so as to enable the Angolan personnel to use the most advanced and appropriate technology in use in the Petroleum Operations, including proprietary and patented technology, “know how” and other confidential technology, to the extent permitted by applicable laws and agreements, subject to appropriate confidentiality agreements.

3.                                      Any of the entities comprising Contactor Group that is subject to said Decree-Law No. 17/09, of 26 June 2009 must deliver to Sonangol, physical and digital copy of the Program Contracts and respective revisions signed with the Ministry of Petroleum under the referred Decree-Law and its regulations, as well as the Human Resources Development Programs and all documentation and correspondence with such Ministry and third parties on the scope of said contracts and plans.

4.                                      Contractor Group agrees to require in its contracts with subcontractors who work for Contractor Group for a period of more than one (1) Year and which are subject to Angolan personnel recruitment, integration and training obligations in accordance with the Law, compliance with such obligations. Contractor Group further agrees to monitor compliance with the aforementioned obligations.

5.                                      Contractor Group, through the Operator shall accept, in a job assignment regime to train Sonangol technical personnel in the execution of the Petroleum Operations. Costs incurred by Contractor Group for acceptance for the job assignment and training programs for Sonangol personnel shall be considered, as applicable, Exploration, Development, Production and Administration and Services Expenditures for purposes of Article 11.1.

Article 37

(Double taxation and change of circumstances)

1.                                      In order to avoid the international double taxation of Contractor Group’s income, Sonangol shall favorably consider any amendments or revisions to this Contract that Contractor Group may propose as long as those amendments or revisions do not impact on Sonangol or Angola’s economic benefits and other benefits resulting from the Contract.

2.                                      Without prejudice to other rights and obligations of the Parties under the Contract, in the event that any change in the provisions of any Law, decree or regulation in force in the Republic of Angola occurs subsequent to the signing of this Contract which adversely affects the obligations, rights and benefits hereunder, then the Parties shall agree on amendments to the Contract to be submitted to the competent authorities for approval, so as to restore such rights, obligations and forecasted benefits.

Article 38

(Assignment)

1.                                      In accordance with the Law and the Contract, each of the entities constituting Contractor Group may assign part or all of its rights, privileges, duties and obligations under this Contract to an Affiliate or, upon obtaining prior authorization from the Ministry of Petroleum, to a non-Affiliate.

2.                                      Any third-party assignees shall become holders of the rights and obligations deriving from this Contract and the Law.

3.                                      In the case of assignment to an Affiliate of the assignor, the latter and the assignee shall remain jointly and severally liable for strict compliance with the obligations of the Contractor Group set forth in this Contract and relevant legislation.

4.                                      The legal documents required to effect any assignment in accordance with the provisions of this Article shall specify the participating interest which the third-party assignee will have in the Contract and shall be submitted for the prior approval of Sonangol.

5.                                      In any of the cases foreseen in this Article, the obligations of the assignor which should have been fulfilled under the terms of this Contract and the applicable legislation at the date the request for the assignment is made, must have been fully complied with.

6.                                      Sonangol has the right of first refusal to acquire the participating interest that any member of Contractor Group intends to assign to a non-Affiliate, which right should be exercised pursuant to the following procedures:

(a)                                 the assignor company shall notify Sonangol of the price and other essential terms and conditions of the proposed assignment and the identity of the prospective assignee;

(b)                                 within thirty (30) days after receipt of the notification referred to in the preceding subparagraph, Sonangol shall notify the assigning company whether Sonangol elects to exercise the right of first refusal;

(c)                                  if Sonangol does not exercise the right of first refusal by failing to give the notification referred to in the preceding subparagraph, then Sonangol shall be deemed to have waived the right of first refusal in respect of such assignment;

(d)                                 if Sonangol exercises the right of first refusal by giving the notification referred to in paragraph 6(b) of this Article, then Sonangol and the assignor company shall execute the assignment under the terms and conditions contained in the notification referred to in paragraph 6(a) of this Article.

7.                                       In the event of Sonangol not exercising the right of first refusal referred to in the preceding paragraph, such right shall pass to the associates of Sonangol which enjoy the status of national company as provided for in Article 31.3 of The Petroleum Activities Law, and shall be exercised, duly adapted, under the terms of the procedures set forth in the subparagraphs of the preceding paragraph.

8.                                       Except as otherwise expressly provided in this Contract, upon completion of an assignment made by one of the entities constituting Contractor Group to a non-Affiliate, such assignor shall have no further rights or obligations with respect to the part of the participating interest so assigned.

Article 39

(Termination of the Contract)

1.                                       Subject to the provisions of the Law and of any contractual clause, Sonangol may terminate this Contract if Contractor Group:

(a)                                  interrupts Production for a period of more than ninety (90) days with no cause or justification acceptable under normal international petroleum industry practice;

(b)                                 continuously refuses with no justification to comply with the Law;

(c)                                   intentionally submits false information to the Executive Power or to Sonangol;

(d)                                 discloses confidential information related to the Petroleum Operations without having previously obtained the necessary authorization thereto if such disclosure causes prejudice to Sonangol or the State;

(e)                                  assigns any part of its interests hereunder in breach of the rules provided for in Article 38;

(f)                                    is declared bankrupt by a court of competent jurisdiction;

(g)                                 does not comply with any final decision resulting from an arbitration process conducted under the terms of the Contract, after all adequate appeals are exhausted;

(h)                                 does not fulfill a substantial part of its duties and obligations resulting from the Law, the Concession Decree and from this Contract;

(i)                                     intentionally extracts or produces any mineral which is not covered by the object of this Contract, unless such extraction or production is expressly authorized or unavoidable as a result of operations carried out in accordance with accepted international petroleum industry practice.

2.                                       Sonangol may also terminate the Contract if the majority of the share capital of any entity constituting Contractor Group is transferred to a non-Affiliate third party without having obtained the prior required authorization from Sonangol.

3.                                       If Sonangol considers that one of the aforesaid causes exists to terminate this Contract, it shall notify Contractor Group in writing in order for it, within a period of ninety (90) days, to remedy such cause. The said notification shall be delivered by the official method foreseen in the Law, and by recorded delivery which shall be signed by the entity to which it is addressed. If, for any reason, this procedure is impossible, due to a change of address which has not been notified pursuant to this Contract, publication of the notice in one of the most read daily newspapers in Luanda shall be considered to be as valid as if delivered. If, after the end of the ninety (90) day notice period such cause has not been remedied or removed, or if agreement has not been reached on a plan to remedy or remove the cause, this Contract may be terminated in accordance with the provisions mentioned above.

4.                                       The termination of the Contract envisaged in this Article shall occur without prejudice to any rights which may have accrued to the Party which has invoked it in relation to the other Party, in accordance with this Contract, the Concession Decree or the Law.

5.                                       If any of the entities constituting Contractor Group, but not all of them, gives Sonangol due cause to terminate this Contract pursuant to the provisions of paragraphs 1 and 2 above, then such termination shall take place only with respect to such entity or entities and the rights and obligations that such terminated entity or entities hold or are bound to under this Contract, except as provided in the preceding paragraph, shall revert to Sonangol without compensation.

Article 40

(Confidentiality of the Contract)

Sonangol and Contractor Group agree to maintain the confidentiality of this Contract, provided, however, either Party may, without the approval of the other Party, disclose this Contract:

(a)                                  to any Affiliate or potential assignee of such Party upon such Affiliate or potential assignee giving a similar undertaking of confidentiality;

(b)                                 in connection with the arranging of financing or of a corporate reorganization upon obtaining a similar undertaking of confidentiality;

(c)                                  to the extent required by any applicable Law, legislation or regulation (including, without limitation, any requirement or rule of any regulatory agency, securities commission or securities exchange on which the securities of such Party or any of its Affiliates may be listed);

(d)                                 to employees, contractors, consultants and other third parties as necessary in connection with the execution of Petroleum Operations upon obtaining a similar undertaking of confidentiality.

Article 41

(Dispute resolution)

1.                                       Any disputes, differences or claims arising out of this Contract or relating thereto, or relating to the interpretation, breach, termination or invalidation of the same, may be resolved by agreement of the Parties, on the basis of principles of good faith and fair balance of the Parties’ interests.

2.                                       If the disputes, differences or claims referred to in the preceding paragraph cannot be resolved amicably within ninety (90) days, or such longer period as the Parties may agree, after the date of notice of such dispute or within any other period of time mutually agreed by the Parties, then Sonangol or Contractor Group may submit such dispute to the Secretariat of the International Chamber of Commerce, as the administrator, to be finally and exclusively settled by arbitration, in accordance with the UNCITRAL Rules of Arbitration of 1976 as existing on the Effective Date.

3.                                       The number of arbitrators shall be three (3). One (1) arbitrator shall be appointed by Sonangol, one (1) by Contractor Group and the third arbitrator, who shall be Chairman of the Arbitration Tribunal, shall be jointly appointed by Sonangol and the Contractor Group. If an arbitrator is not appointed within thirty (30) days of the notice from Sonangol or the Contractor Group is sent to the other Party requesting that the appointment be made, then such arbitrator shall be appointed by the International Chamber of Commerce of Paris.

4.                                      The arbitration tribunal shall decide according to the Angolan substantive law.

5.                                       The arbitration tribunal shall be set up in Luanda, shall apply Angolan law, and the language of arbitration shall be Portuguese. The tribunal will make all best efforts to render a final award within a Year of its appointment, although failure to do so will not invalidate any award rendered thereafter.

6.                                       The Parties agree that this arbitration clause is an explicit waiver of immunity against validity and enforcement of the award or any judgment thereon and the award shall be final, binding and enforceable against any Litigant in any court having jurisdiction in accordance with its laws.

Article 42

(Force Majeure)

1.                                       Non-performance or delay in performance by Sonangol or Contractor Group, or both of them, of any of the contractual obligations, except an obligation to pay money, shall be excused if, and to the extent that, such non-performance or delay is caused by Force Majeure.

2.                                       If the Force Majeure restrains only temporarily the performance of a contractual obligation or the exercise of a right subject to a time limit, the time given in this Contract for the performance of such obligation or the exercise of such right and for the performance or exercise of any right or obligation dependent thereon, and, if relevant, the term of the Contract, shall be suspended until the restoration of the status quo prior to the occurrence of the event(s) constituting Force Majeure, it being understood, however, that such suspension shall apply only with respect to the parts of the Contract Area which have been affected.

3.                                       “Force Majeure,” for the purposes of this Article, shall be any occurrence which is unforeseeable, unavoidable and beyond the reasonable control of the Party claiming to be affected by such event, such as, and without limitation, state of war, either declared or not, rebellions or mutinies, strikes, natural catastrophes, fires, earthquakes, communications cuts and unavoidable accidents.

4.                                       The Party which understands that it may claim a situation of Force Majeure shall immediately serve notice to the other Party, and shall use all reasonable efforts to correct the situation of Force Majeure as soon as possible.

Article 43

(Applicable Law)

This Contract shall be governed by and construed in accordance with Angolan Law.

Article 44

(Language)

This Contract has been prepared and signed in the Portuguese language which shall be the only valid official version for the purpose of establishing the rights and obligations of the Parties.

Article 45

(Offices and service of notice)

1.                                       Sonangol and Operator shall maintain offices in Luanda, Republic of Angola, where communications and notices foreseen in this Contract must be validly served.

2.                                      Sonangol’s office for the purpose of serving notices is:

Rua Rainha Ginga nº 29 — 31, 20º Andar

Luanda

República de Angola

Fax: 244 226 643 146; 244 222 391 915

3.               Operator’s office for the purpose of serving notices is:

Rua do 1º Congresso do MPLA, nº 41 (Edifício CIF Luanda 1), 17º andar

Ingombota

Luanda

Republic of Angola

Fax: 244 222 331 687

4.                                       Sonangol and Contractor Group shall communicate to each other in writing and with reasonable notice any change of their offices referred to in the preceding paragraphs, if such occurs.

Article 46

(Captions and headings)

Captions and headings are included in this Contract for the sole purpose of systematization and shall have no interpretative value.

Article 47

(Effectiveness)

This Contract shall come into effect on the Effective Date.

IN WITNESS WHEREOF, the Parties hereto have signed this Contract in Portuguese language in Luanda, this 20th day of December of 2011.

Sociedade Nacional de Combustíveis de Angola, Empresa Pública - (Sonangol, E.P.)
Represented by:	/s/ Manuel Vicente

CIE Angola Block 20 LTD.
Represented by:	/s/ Joseph Bryant

Sonangol Pesquisa e Produção, S.A.

Represented by:	/s/ Bento Lourenco

And

Represented by:	/s/ Fernando Santos

BP Exploration Angola (Kwanza Benguela) Limited
Represented by:	/s/ Martyn Morris

China Sonangol International Holding Limited
Represented by:	/s/ Rongsheng Jiang

ANNEX A

DESCRIPTION OF THE CONTRACT AREA

This Annex is part of the Contract.

The Contract Area submitted on the attached map is limited by the lines defined by points 1 to 10, included in the following perimeter:

1.                                       The interception point among the Parallel 9° 15’ 00.00” S and Meridian 12º 05’ 00.00” E, is the Point 1 with the coordinates: Latitude 9° 15’ 00.00” S and Longitude 12º 05’ 00.00” E. From this point towards East direction along the Parallel 9° 15’ 00.00” S until intercepting the Meridian 12º 40’ 00.00” E, is located the Point 2, its coordinates are: Latitude 9° 15’ 00.00” S and Longitude 12º 40’ 00.00” E. From this point towards South direction along the Meridian 12º 40’ 00.00”E until intercepting the Parallel 9° 55’ 00.00” S, is the Point 3 with the coordinates: Latitude 9° 55’ 00.00” S and Longitude 12º 40’ 00.00” E. From this point towards West direction along the Parallel 9° 55’ 00.00” S until it intercepting the Meridian 12º 10’ 00.00” E, is the Point 4 with the coordinates: Latitude 9° 55’ 00.00” S and Longitude 12º 10’ 00.00” E. From this point towards North direction along the Meridian 12º 10’ 00.00” E until intercepting the Parallel 9° 45’ 00.00” S, is the Point 5 with the coordinates: Latitude 9º 45’ 00.00” S and Longitude 12° 10’ 00.00” E. From this point towards West direction along the Parallel 9° 45’ 00.00” S until intercepting the Meridian 12º 05’ 00.00” E, is the Point 6 with the coordinates: Latitude 9º 45’ 00.00” S and Longitude 12º 05’ 00.00” E. From this point towards North direction along the Meridian 12º 05’ 00.00” E until intercepting the Parallel 9° 40’ 00.00” S, is the Point 7 with the coordinates: Latitude 9° 40’ 00.00” S and Longitude 12º 05’ 00.00” E. From this point towards West direction along the Parallel 9° 40’ 00.00” S until intercepting the Meridian 12º 00’ 00.00” E, is the Point 8 with the coordinates: Latitude 9° 40’ 00.00” S and Longitude 12º 00’ 00.00” E. From this point towards North direction along the Meridian 12º 00’ 00.00” E until intercepting the Parallel 9° 20’ 00.00” S, is the Point 9 with the coordinates: Latitude 9° 20’ 00.00” S and Longitude 12º 00’ 00.00” E. From this point towards East direction along the Parallel 9° 20’ 00.00” S until intercepting the Meridian 12º 05’ 00.00” E, is the Point 10 with the coordinates: Latitude 9° 20’ 00.00” S and Longitude 12º 05’ 00.00” E. And finally, from this point towards North direction along the Meridian 12º 05’ 00.00” E until intercepting Point 1.

2.                                       The mentioned coordinates are referred to the Datum of Camacupa within the ellipsoid of Clarke 1880.

ANNEX B

BLOCK 20/11
MAP OF THE CONTRACT AREA

1:1,500,000
11°40'0"E
12°0'0"E
12°20'0"E
12°40'0"E
13°0'0"E
9°0'0"S
9°20'0"S
9°40'0"S
10°0'0"S
10°20'0"S
20
1
2
3
4
5
6
7
8
9
10

1:6,600,000
CN
CC
CS
BACIA DO CONGO
Zaire
Uige
Bengo
BACIA DO KWANZA
BACIA DE BENGUELA
Benguela
ANGOLA
Huila
Namibe
BACIA DO NAMIBE
Cunene

Pts	Coordinates	
	Latitude S	Longitude E
1	9º 15' 00.00"	12º 05' 00.00"
2	9º 15' 00.00"	12º 40' 00.00"
3	9º 55' 00.00"	12º 40' 00.00"
4	9º 55' 00.00"	12º 10' 00.00"
5	9º 45' 00.00"	12º 10' 00.00"
6	9º 45' 00.00"	12º 05' 00.00"
7	9º 40' 00.00"	12º 05' 00.00"
8	9º 40' 00.00"	12º 00' 00.00"
9	9º 20' 00.00"	12º 00' 00.00"
10	9º 20' 00.00"	12º 05' 00.00"
Approxim. area = 4890,55 Km²		

ELIPSOIDE DE CLARK 1880 - DATUM CAMACUPA

1711-JAN-11-GIS-GAD

Annex C

Accounting

and

financial procedures

Annex C

Accounting and financial procedures

The present Annex is an integral part of the Production Sharing Contract dated December 20, 2011 signed between Sonangol, as one Party, and Cobalt, Sonangol P&P, BP and China Sonangol, as the other Party, as referred to in Article 2 of said Contract.

Article 1

(General provisions)

1.1                                             Definitions

The terms used in this Annex shall have the same meaning as was given to them in the Contract.

1.2                                             Purpose, cost duplication and accounting records

(a)                                 The purpose of the Accounting and Financial Procedures is to establish some of the rules and principles that, under the Petroleum Activities Tax Law, should be contractually agreed upon, setting forth equitable methods for determining the expenditures and revenues of the Petroleum Operations in accordance with the “Petroleum Operations Information System (SIOP)”, approved under the Joint Executive Decree No. 7/88, of March 26, 1988, as amended, and under generally accepted accounting principles.

(b)                    It is the Parties’ intention that there shall not be any duplication of any recoverable cost.

(c)                      Each of the entities of which the Contractor Group is made up has the responsibility of keeping its own accounting records for the purpose of satisfying all legal requirements and justifying tax returns or any other accounting reports requested by any government authority or Sonangol in respect of the Petroleum Operations.

(d)                     In order to permit each entity of which Contractor Group is comprised to keep such accounting records, the Operator shall prepare the Joint Account in such a manner as to permit the entities in question to satisfy any legal and contractual obligations to which they are bound.

1.3                                             Units and exchange rates

(a)                     The measurements required under this Annex will be made in metric units and in Barrels.

(b)                    All the accounting books, demonstrative tables, results, charts, accounting reports and correspondence shall be written up in Portuguese language and registered in local currency as required by Law and in US dollars. For the purpose of Cost Recovery Crude Oil and Profit Oil calculation in accordance with Article 11 and Article 12 of the Contract, the Parties shall exclusively take into account the accounting books, demonstrative tables, results, charts and accounting reports expressed in US dollars.

(c)                     If necessary for the internal use of the Contractor Group, the referred accounting books, charts of results, and accounting reports and correspondence may also be written up in other languages, currencies and units of measurement after obtaining the prior approval of Sonangol.

(d)                    Exchange rate fluctuations shall not constitute any gain or loss either for Sonangol or the Contractor Group.

(e)                      The Operator shall supply Sonangol with a description of the procedures adopted for the calculation of the exchange rate differences, as well as the respective policies for protection from exchange rate fluctuations.

(f)                       Gains and losses, realized or unrealized, as a result of foreign exchange fluctuations will be registered individually and separately in the Joint Account, under their own heading.

The Operator shall supply Sonangol with a statement taken from the accounting records in respect of the foreign exchange rate differences calculated each Quarter, up until twenty-one (21) days from the end of the Quarter in question.

(g)                     Sonangol, within thirty (30) days of receipt of the statement referred to in the previous subparagraph, shall notify the Operator of its position in respect of the amounts of foreign exchange rate differences accepted as recoverable.

(h)                     The approved differences in the foreign exchange rates shall then be accounted for as yearly charges or profits under the heading “Administration and Services”, to be imputed to the activities of Exploration, Development and Production under the Petroleum Activities Tax Law.

(i)                         The amounts received and expenses incurred in local currency or in United States dollars shall be converted from local currency into United States dollars or United States dollars into local currency at the buying and selling rates published by the Banco Nacional de Angola in the last working day of the Month before the Month in which the amounts were received or paid, or the rate of any other day agreed by the Parties.

(j)                         The costs of depreciation and amortization will be translated or converted at the exchange rate prevailing on the date of purchase of the original asset.

1.4               Payments

(a)                     All payments between Sonangol and each of the entities constituting the Contractor Group, under the Contract shall be made in United States dollars or in other currencies accepted by Sonangol and each of the entities constituting the Contractor Group, to a bank account solely held by the Party to which payment is made.

(b)                     Any payments required under the Contract or derived from same, principally premiums, rents and penalties for non-compliance with the minimum work program, as well as the payments as a result of the purchase rights of Crude Oil by Contractor Group shall be made within thirty (30) days from the end of the Month during which the payment obligation was incurred.

(c)                      If one of the Parties has not in due time paid the sums due under the Contract to the other Party, payment of interest shall be added to such sums due for each day such sums are overdue at an annual rate equal to the London Inter Bank Offered Rate (LIBOR) for six (6) Months, as quoted at 11.00 a.m. London time on the first working day of each Month that this sum is overdue, by the London office of Bank of America, plus two (2) percentage points.

1.5                                             Financial and operational audit and Sonangol’s rights of inspection

(a)                     The accounting records maintained by Contractor Group shall be audited on an annual basis to be carried out by an international independent auditing company to be chosen by Sonangol after consulting the Contractor Group.

The inspection to be carried out by the auditors shall be based on generally accepted auditing principles.

(b)                     Contractor Group shall supply all records, documents and explanations requested by the auditors and allow them to carry out the checks considered necessary within the scope of their work.

(c)                      The expenditures incurred on the aforementioned audit shall be classified by Contractor Group as Administration and Services Expenditures.

(d)                     A copy of each audit report shall be given to the Ministry of Finance, to Sonangol and to each entity of which the Contractor Group is comprised within a period of six (6) Months after the end of the respective Civil Year.

(e)                                     In addition to the provisions of paragraph (a) above, Sonangol will have the permanent right, either on its own or through third parties, and upon giving reasonable notice to Contractor Group, to carry out operational inspections or audits considered to be necessary in respect of facilities, studies, accounts, records, documents, contracts, goods or assets of any kind in such a manner as to verify compliance with the contractual provisions. The costs of such an audit will be borne by Sonangol.

(f)                        When carrying out the audits referred to in this Article, the auditors may inspect and check, by means of reasonable notice by Sonangol to the Contractor Group, all expenditures and revenues connected with Petroleum Operations, such as accounting books, accounting entries, inventories, vouchers, payment slips, invoices, contracts or subcontracts of any kind related to the Contract and any other documents, correspondence and records of Contractor Group necessary for auditing and checking expenditures and revenues.

(g)                     In addition, the auditors have the right, in respect of such inspections and audits, to visit and examine, provided that they give reasonable notice, all locations, installations, houses, warehouses and offices of Contractor Group in Angola and/or any other location provided that they are used for the Petroleum Operations, including visits to the personnel working on these operations.

(h)                     The costs of the examination and inspection of records located outside Angola without Sonangol’s authorization will be borne by Contractor Group and are not recoverable.

(i)                         All accounting records, sales statements, books and accounts connected with the Petroleum Operations will be accepted as true and accurate after a period of twenty-four (24) Months from the end of the Fiscal Year to which they refer, unless if within this same period, Sonangol or any member of the Contractor Group express any objection to them in writing.

(j)             Sonangol may extend the twenty-four (24) Month period by an additional twelve (12) Month period by providing Contractor Group written notice of such extension not later than sixty (60) days prior to the end of the initial twenty-four (24) Month period.

(k)                      Notwithstanding the period of twenty-four (24) Months referred to in the previous subparagraph having expired, if there is any evidence that the Operator is guilty of willful misconduct or gross negligence in conducting the Petroleum

Operations during the expired periods, Sonangol will have the right to carry out additional audits in respect of these periods.

(l)                         All adjustments as a result of the audits referred to in this Article, when agreed and approved by the Operating Committee, shall be promptly adjusted in the Joint Account.

(m)                   If any disputes between Sonangol and the Contractor Group in respect of outstanding verifications in the audits carried out still remain, these cases of dispute will be entrusted for purposes of resolution to an international and independent audit company agreed between the Parties.

(n)                     If any of the Parties disagrees with the resolution put forward by the aforementioned international and independent audit company, the dissenting Party shall notify the other Party for the case in dispute to be resolved under Article 41 of the Contract.

(o)                     Notwithstanding the provisions of this Article, all documents therein referred to shall be available for inspection by Sonangol for five (5) Years after the date of their being drawn up.

(p)                     This Article will neither take the place of nor lessen the legal obligations of Contractor Group arising from Angolan fiscal and commercial legislation.

1.6     Sharing of Development expenditures

In order to observe the rule relating to the sharing of expenditures which are common to several Development Areas as provided under Article 23.2 c) iii) of Law nº 13/04, of December 24, the following rules are agreed:

a)   If Production from the Development Areas has not yet started, the sharing of common expenditures shall be pro-rata to the declared and approved reserve volumes for each of the Development Areas in question;

b)   When one or more, but not all, of the Development Areas referred to in the preceding paragraph have started Production, the sharing of common expenditures shall be pro-rata having into account the following:

i)                                        For the Development Areas which have not yet started Production - The annual Production volume as forecast for the first Year in the General Development and Production Plan as approved by the Ministry of Petroleum under Article 63 of Law nº 10/04, of November 12;

ii)                                     For the Development Areas which have started Production - The actual annual Production.

c)  If the actual annual Production of the Development Areas which have not yet started Production is different from the Production forecast in the General Development and Production Plan, the sharing of expenditures among the different Development Areas shall be adjusted accordingly.

Article 2

(Expenditures and revenues of Contractor Group)

2.1                                          The expenditures incurred under the Petroleum Operations shall be debited to the Joint Account in accordance with the principles set out in the Petroleum Activities Tax Law, the Contract and this Annex.

2.2                                          Each member of the Contractor Group will undertake the accounting procedure for its share of Crude Oil exports with the respective revenues not being credited to the Joint Account.

2.3                                          The expenditures shall be classified in accordance with the “Petroleum Operations Information System (SIOP)” and will be recoverable under Article 11 of the Contract.

2.4                                          The services and prices of technical/administrative assistance provided by the Affiliates of the Operator or of Sonangol to the Petroleum Operations shall meet the following conditions for the purposes of their eligibility as expenses imputable to the Joint Account:

I.                                         The categories of services provided by the Affiliates of the Operator or of Sonangol for the running and carrying out of the Petroleum Operations in the technical and administrative domain, are as follows:

Exploration

-                          Study of the soil and setting up of drilling equipment.

-                          Planning of seismic acquisition.

-                          Seismic processing and interpretation.

-                          Geophysical analyses.

-                          Geological and geochemical studies.

-                          Rock and fluid studies.

-                          Thermodynamic analyses.

-                          Interpretation of diagraphics.

-                          Reservoir analysis and studies.

-                          Health, safety and environmental technical audits.

-         Ocean current measurements.

-         Environmental studies

Development

-                          Studies of the subsurface for the purpose of determining the best manner of recovering hydrocarbons, 2D and 3D geophysics, production geology, modeling and simulation of deposits as an integral part of economic reservoir exploitation and conservation.

-                          Architectural and engineering studies for the purpose of preparing the file on the preliminary project and the file on the basic engineering involved.

-                          Project management.

-                          Water and gas injection studies.

-                          Specific studies for the purpose of enhanced recovery and cost control.

-                          Improvement of drilling and completion methods and equipment.

-                          Safety procedures program.

-                          Health, safety and environmental technical audits.

-                          Environmental studies

Production

-                          Analysis of fluids produced.

-                          Optimization studies.

-                          Improvement and control of equipment.

-                          Lifting schedule studies.

-                          Corrosion control program and studies.

-                          Health, safety and environmental technical audits.

-                          Environmental studies

Administration and Services

-                          Provision of data processing services.

-                          Maintenance program and inventory control evaluation and studies.

-                          Performance of the obligations contemplated in Annex F.

II.                                                 The above referred list is exhaustive and may only be altered with the approval of Sonangol.

III.                                             Such services in relation to each Fiscal Year shall be set out, duly discriminated under their own heading, as an integral part of the Work Plans and Budgets, of the Petroleum Operations Procedures Document if signed between Sonangol and the Contractor Group under Article 9 of the Contract.

IV.                                             At the time of the presentation of the Work Plans and Budgets, the Operator shall also submit for the approval of Sonangol the estimate of the applicable tariffs for the budgeted Year, as well as the number of hours and purpose of each work order.

V.                                                 Those services, once budgeted, will be subject to specific work orders which shall be previously approved by Sonangol at the request of the Operator, either by means of a global “Master Order” for each category, or individually, on a case by case basis.

VI.                                             These work orders shall contain an estimate of the number of hours necessary for the carrying out of the services, a reasonable description of the services desired, the professional ranking of the workers required to perform them and the agreed tariffs.

Whenever the actual costs which have been incurred and invoiced are more than ten percent (10%) or ten thousand United States dollars (U.S.$ 10.000.00) higher, whichever is greater, than those budgeted, the recovery of the difference will be submitted to Sonangol for approval.

VII.                                         For each approved work order, the reference to the technical reports shall be attached to the respective invoice and the technical report shall be filed by the Operator in Angola. The tariffs and the parent company or its Affiliates’ debts relating to work orders shall be certified annually by an independent auditor, to confirm whether or not they include any element of profit or loss.

VIII.                                 The approval for individual services whose budgeted worth is equal to or more than fifty thousand United States dollars (U.S. $50,000.00) is only definitive in respect of each of these services if Sonangol does not put forward any objections within a period of forty (40) days from the date of receipt of the request made by the Operator.

IX.                                           Approval for individual services whose budgeted worth is less than fifty thousand United States dollars (U.S. $50,000.00) is implicit, with, however, the Operator proceeding according to the description provided in number VII above.

X.                                                As regards unforeseen services which, for such reason, are not set out in the Approved Work Plans and Budgets such services can only be ordered by the Operator after approval has been given by Sonangol whatever their estimated cost.

XI.                                           In respect of all the services for technical and administrative assistance provided by the Affiliates of the Operator, not covered by this paragraph, an annual global price (“forfait”) of one per cent (1%) is hereby agreed, levied on the direct Exploration expenditures.

XII.                                      The services whose provision is remunerated by the annual global price fixed in number XI above include, but are not limited to, for example, purchases and traffic, human resources management, market consultancy, negotiations, revisions and supervision of contracts, banks, invoicing, credits, accounts, general services, communications, methods, internal procedures and controls, technological advances resulting from scientific research in diverse fields, insurance and legal assistance, assistance to personalities, assistance to agents undergoing training and safety of operations.

XIII.                                 The amounts arising from the levying of the percentage established in number XI above are considered to be Administration and Services Expenditures which are recoverable under the Petroleum Activities Tax Law.

XIV.                                  Expenditures incurred on personnel and associated costs in respect of the personnel of the Affiliates of the Operator or of Sonangol employed on the Petroleum Operations for short and long-term periods are not included in the services of technical and administrative assistance set out in this paragraph 2.4 and may be recovered as personnel expenditures under the terms set out in the Petroleum Activities Tax Law.

XV.                                            Other services provided by the Affiliates of the Operator and Affiliates of Sonangol shall be debited at prices which are not higher than the most favorable prices charged by third parties for similar services.

2.5                               Expenditures with materials for Petroleum Operations shall meet the following conditions for the purposes of their eligibility as expenses imputable to the Joint Account:

(a)                     The amount of such expenditures shall not be greater than the prices generally in force on the open market for impartial transactions devoid of favoritism for materials and equipment of the same quality available at the right time, with due consideration of freight and other similar costs.

(b)                     The materials and equipment necessary for the Petroleum Operations may also be acquired from Sonangol and its Affiliates and/or any entity constituting Contractor Group and their Affiliates, under the following conditions:

I.                                               The new materials and equipment, classified as category “A” shall be invoiced at the vendor’s lowest price or at the international price in force.

This amount shall not be greater than the prices generally in force in normal “arm’s length sales” transactions on the open market.

II.                                               Used materials and equipment which are in good condition and which can be reused without the need for repair shall be considered as category “B” and debited at seventy five percent (75%) of the current price of the material and equipment set out in the previous number.

III.                                          Materials and equipment which cannot be considered as category “B” but which:

(i)             after general repair may be usable for its original purpose as good second hand materials and equipment;

(ii)          may be usable for its original purpose but for which its repair is not recommendable;

(iii)            shall be classified as category “C” and debited at fifty percent (50%) of the current price of material and equipment set out in number I.

IV.                                           An amount compatible with their use will be attributed to materials and equipment which cannot be classified under “B” or “C.”

V.                                                When the use of materials and equipment is temporary and their application on the Petroleum Operations does not justify the reduction in price under the terms indicated in numbers II and III, they will be debited on the basis of their utilization.

(c)                      Insofar as it is adequate for the purposes of the prudent, efficient and economic conduct of the Petroleum Operations, materials and equipment for use on the Petroleum Operations shall only be purchased or supplied on the basis of a foreseeable and reasonable use and any excessive accumulation of stock shall be avoided.

(d)                     In the case of materials and equipment supplied by Sonangol and its Affiliates and/or any entity constituting Contractor Group and their Affiliates, they will not guarantee such materials and equipment beyond the guarantee of the supplier or manufacturer and in the case of defective materials and equipment, any adjustments received by Sonangol and its Affiliates and/or any entity constituting Contractor Group and their Affiliates either from suppliers or from manufacturers, shall be credited to the Joint Account under the Petroleum Activities Tax Law.

Article 3

(Calculation and accounting rules for abandonment costs)

For purposes of cost recovery under Article 23.2 (d) III of the Petroleum Activities Tax Law, the calculation and accounting of the abandonment costs shall be made according to the terms set forth in the following subparagraphs:

(a)                     no later than ninety (90) days before the beginning of the Civil Year for which the Operator forecasts that the cumulative production of each of the Development Areas will lead to a situation in which the recoverable reserves of these Development Areas at the end of the Year in question represent less than:

50% of the declared recoverable reserves under 50 million Barrels

or

30% of declared recoverable reserves above 50 million Barrels but not more than 100 million Barrels

or

25% of declared recoverable reserves above 100 million Barrels,

the Operator shall provide Sonangol with a technical study for the alternative possibilities of abandonment and its best calculations of the estimated abandonment costs in respect of each Development Area for approval purposes;

(b)                     the estimate referred in the previous subparagraph shall be up to date and inflated by reference to the estimated date for the execution of the abandonment operations in each of the Development Areas;

(c)                      after the approval of Sonangol and beginning in the Year referred to above, the Operator shall calculate, on a three-month basis, the abandonment costs quarterly recoverable using the method of the production unit, in accordance with the following formula:

Quarterly production (MMBBLS)	X	Total approved abandonment costs minus the amounts paid pursuant to subparagraph(e) below minus the accrued interest	=	Abandonment costs quarterly recoverable
Declared recoverable reserves (MMBBLS) minus the cumulative Production up to the beginning of the Quarter (MMBBLS)

(d)                     the amount calculated under subparagraph (c) above shall be imputed to the Production Expenditures of the respective Development Area, with this imputation not constituting a direct expenditure for the purpose of imputation of the Administration and Services Expenditures in accordance with Petroleum Activities Tax Law;

(e)                      an amount which is equivalent to the amount calculated in accordance with subparagraph (c) above shall be paid by Contractor Group to Sonangol not later than thirty (30) days after the end of the Quarter in question.

(f)                      no later than ninety (90) days before the beginning of each subsequent Civil Year, the Contractor Group may submit to Sonangol a revised estimate of the abandonment costs and declared recoverable reserves which, once approved by Sonangol, shall be used in the ensuing Civil Year for the purposes of calculating the recoverable abandonment costs under subparagraphs (c) and (e) above.

Article 4

(Rules on strategic materials reserves)

Pursuant to Article 23.2 (g) of the Petroleum Activities Tax Law, the materials classified by the Operator as strategic spare parts, which constitute a security stock for guaranteeing the satisfactory carrying out of the Petroleum Operations, will be imputed to the Petroleum Operations in accordance with the following conditions:

(a)                     the Operator shall submit to Sonangol a list of the materials classified as strategic spare parts, for the purposes of the approval of the respective classification;

(b)                     the materials referred to in the previous subparagraph shall be registered in the accounts, at the time of their acquisition under the heading of “Stock” as set out in Article 23.2 (f) of the Petroleum Activities Tax Law, under their own subheading;

(c)                      their imputation to the centers of costs recovery established in the Petroleum Activities Tax Law shall be made on the basis of their specific use for replacement or after four (4) Years beginning from the Year of acquisition, whichever occurs earlier;

(d)                     in the case of the imputation referred to in subparagraph (c) be made by reference to the condition of the four (4) Years elapsed, the imputation, in respect of materials not used on the Petroleum Operations shall only be made with the prior and timely approval of Sonangol.

Article 5

(Registration and evaluation of assets)

5.1                                           Contractor Group shall keep detailed records of assets in use on the Petroleum Operations, in accordance with standard practice of Exploration and Production activity in the international petroleum industry and shall provide Sonangol with a full and detailed annual report on these assets under the “Petroleum Operations Information System (SIOP).”

5.2                                        At reasonable intervals of time and at least once a Year a full inventory shall be made by Contractor Group under the Contract.

Contractor Group shall notify Sonangol with an advance notice of thirty (30) days of its intention to carry out the inventory in such a way as for Sonangol to be able to exercise its right to be represented at the time of the carrying out of the inventory.

5.3                                           The inventory procedures established by Contractor Group shall be notified to Sonangol at the same time as the intention to carry out the inventories is notified in such a way that any recommendations which Sonangol considers necessary in connection with the carrying out of inventories on assets belonging to it be taken into account in these procedures.

5.4                                           Special inventories may be carried out when there is any assignment under the Contract, at the request of the assignor, provided that the costs of carrying out the inventory are borne by such assignor.

Article 6

(Reports)

Contractor Group shall prepare and submit to Sonangol the financial, statistical, technical and personnel reports according to the procedures set out in the “Petroleum Operations Information System (SIOP)”.

Article 7

(Revision of accounting and financial procedures)

The provisions set out in this Annex may be amended by mutual agreement between Sonangol and Contractor Group, provided that they do not contravene the provisions of the “Petroleum Operations Information System (SIOP)”. Amendments shall be made in writing and shall mention the date upon which they become effective.

Article 8

(Contractual conflicts)

In the case of any conflict between the provisions set out in this Annex and the provisions set out in the Contract, the provisions of the Contract shall prevail.

Annex D

Corporate guarantee

This Annex is an integral part of the Agreement dated December 20, 2011, entered into by Sonangol, as one Party, and Cobalt, Sonangol P&P, BP and China Sonangol, as the other Party, as provided in Article 2 of the Agreement.

To

Sociedade Nacional de Combustíveis de Angola,

Empresa Pública — (Sonangol, E.P.)

Rua Raínha Ginga, nº 29-31

Direcção de Negociações

Luanda

Angola

, (“Parent Company”) represented by                                     hereby declares that                                  (“Local Company”) is an Affiliate of the Parent Company.

Parent Company is fully aware of the content of the Agreement for Block 20/11 (the “Agreement”) entered into by Sociedade Nacional de Combustíveis de Angola, Empresa Pública — (Sonangol, E.P.) (“Sonangol”) and the Local Company and others, and of the Concession Decree which approved the Agreement, the provisions of which it acknowledges and accepts.

Parent Company unconditionally guarantees to Sonangol the full and prompt fulfillment of the obligations assumed under the Agreement by Local Company, and its Affiliated successors or Affiliated assignees waiving all benefits or rights which may, under the Law, in any manner, limit, restrict or annul its obligations under this guarantee.

This corporate guarantee will not be reduced or in any manner affected by any delay or failure of Sonangol to enforce its rights, nor by bankruptcy or dissolution of Local Company.

This Corporate Guarantee constitutes an integral part of the Agreement entered into by Sonangol and Local Company and others, as stated and referred to in Article 21 of the said Agreement.

If Local Company should fail in fulfilling any of its obligations under the Agreement, and if Sonangol shall have communicated in writing to Local Company such failure and the latter has not remedied or taken the necessary steps to remedy such failures or deficiencies, within a reasonable period of time, considering the nature of such failures or deficiencies, then Sonangol may demand of Parent Company the fulfillment of such obligations in default.

Sonangol’s demand must be made by letter delivered to Parent Company which shall be accompanied by a copy of the letter from Sonangol to Local Company, and include a description of Local Company’s unfulfilled obligations and a statement of the amount to be paid or the actions to be taken by Parent Company as a consequence of such default.

This Corporate Guarantee shall enter into force on the Effective Date of the Agreement.

Any disputes arising under this Corporate Guarantee shall be settled in accordance with the arbitration provisions contained in the Agreement.

Parent Company

By:
Title:
Date:

Agreed:

Sociedade Nacional de Combustíveis de Angola
- Empresa Pública (Sonangol, E.P.)

By:
Title:
Date:

Annex E

Financial guarantee

This Annex is an integral part of the Agreement dated December 20, 2011, entered into by Sociedade Nacional de Combustíveis de Angola, Empresa Pública — (Sonangol, E.P.), as one Party, and by Cobalt Sonangol P&P, BP and China Sonangol , as the other Party, as provided in Article 2 of the Agreement.

To

Sociedade Nacional de Combustíveis de Angola,

Empresa Pública - (Sonangol, E.P.)

Rua Raínha Ginga, nº 29-31

Direcção de Negociações

Luanda

Angola

We the undersigned                               (“Bank”), whose registered office is located at                           , represented by                                 , hereby issue our irrevocable standby Letter of Credit Nr.               as follows:

We hereby authorize you to draw on us, for the account of         , with head office in                                                   (“Company”) up to an aggregate amount of US$             (          million U.S. dollars) in accordance with the conditions herein stipulated.

1.                                      Any drafts issued pursuant to this Letter of Credit shall be accepted to the extent that Company has failed to comply with its obligations in respect of the Initial Exploration Phase as provided in Article 15, paragraphs 1, 2 and/or 6, 7, of the Production Sharing Agreement for Block 20/11 dated                        2011 between yourselves and Company which Initial Exploration Phase expires on                 , (unless it is extended) as provided in Article 6, paragraph 1, of the Agreement.

2.                                      Any withdrawals under this Letter of Credit shall be made prior to                                by signed drafts drawn on                        branch and shall be accompanied by Sonangol E.P.’s written statement certifying that:

(a)                                 Company has failed to perform its aforementioned obligations for which Sonangol has not previously drawn under this Letter of Credit;

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(b)                                 the amount of the claim represents the obligation which Contractor Group has failed to perform as specified in Article 15 of the Agreement;

(c)                                  Company has not paid to Sonangol the amount claimed.

3.                                      Any withdrawal under this Letter of Credit must also be accompanied by copy of a letter from Sonangol, E.P. to Company including:

(a)                                 a description of the unfulfilled obligations and the amount to be paid by Company as a consequence of such default;

(b)                                 a statement of Sonangol’s intention to draw on the Letter of Credit once thirty (30) days have elapsed from the date of receipt of the letter;

(c)                                  acknowledgment by Company of receipt of the notification.

4.                                     This Letter of Credit shall be reduced as provided in Article 21.5 and 21.6 of the Agreement.

Each of such reductions is to be evidenced by written statement to be submitted by Company to the Bank which statement shall indicate that Sonangol, E.P. has approved the amount of the reduction being requested.

5.                                      This Letter of Credit shall become effective on                     , and expire on                     , or at such earlier time as the total of the authorized reductions equal the original amount guaranteed hereunder or when the obligations referred to above have been fulfilled, whichever first occurs.

6.                                      All documents will be submitted to                            - branch which shall make the corresponding payments when and if the terms and conditions stipulated in this Letter of Credit have been totally satisfied.

7.                                     This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600.

This Letter of Credit shall be governed and interpreted in accordance with                law and is subject to the exclusive jurisdiction of the courts of               .

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We hereby undertake to Sonangol, E.P. that all drafts under and in compliance with the terms of this Letter of Credit will be duly honored if issued and presented for payment on or before the expiration date, as provided in paragraph 5 of this Letter of Credit.

                                        Bank

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Annex F

PRINCIPLES

FOR

TRANSFER OF THE OPERATORSHIP

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This Annex is an integral part of the Contract dated December 20, 2011, entered into by Sonangol, as one Party, and Cobalt, Sonangol P&P, BP and China Sonangol, as the other Party, as provided in Article 2 of the Contract.

PRINCIPLES

FOR

TRANSFER OF OPERATORSHIP

Sonangol and Cobalt, as Operator and representative of the Contractor Group (“Operator”) of Block 20/11 (“Block”) hereby set forth the general principles (“Principles”) that will guide the negotiation of the Transfer of Operatorship Agreement to be subsequently executed by the Parties (“ATO”).

Accordingly, Sonangol and the Operator agree on the following Principles:

1.                                      OPERATORSHIP TRANSFER COMMITTEE

1.1                               Sonangol and Operator shall create an Operatorship Transfer Committee (“CTO”) to (i) supervise the transfer of the Petroleum Operations to Sonangol P&P in the Contract Area (“Transfer”) and (ii) oversee the development of Sonangol P&P secondees in anticipation of the transfer of operatorship to Sonangol P&P and, as foreseen below. The CTO will be formed by 1 (one) representative from each of Sonangol and Sonangol P&P, and 1 (one) from Operator, and it will be chaired by the representative of Sonangol. The decisions of CTO will be taken unanimously.

1.2                               Under supervision of the CTO a Steering Committee (“Steering Committee”) will be formed by 6 (six) representatives, 2 (two) from Sonangol, 2 (two) from Sonangol P&P, and 2 (two) from Operator, and it will be chaired by the representative of Sonangol and the Operator will act as Secretary of the Steering Committee.

1.3                               The Steering Committee shall appoint a “Project Team” (constituted in the same manner as the Steering Committee) that will deliberate and periodically make recommendations to the Steering Committee, regarding the commercial, logistical, financial, operational and other aspects of the transfer of petroleum operations contemplated in this Annex, in accordance with instructions received from time to time from the Steering Committee. The Steering Committee will review and unanimously decide upon matters placed before it.

1.4                               Within 60 (sixty) days of the execution of the Contract, Operator shall present to the Steering Committee a description of the management structure for Exploration, and 60 (sixty) days after such date, the Steering Committee shall propose to the CTO the number of Sonangol P&P employees, not less than 3 (three), to become secondees of Operator’s exploration organization (in Luanda or other offices) for the duration of the Exploration Period.

1.5                               Following the first Commercial Well on the Block, Sonangol P&P shall provide and the Operator shall gradually incorporate a significant number of Sonangol P&P employees as seconded to Cobalt, to be agreed by the CTO. Such employees shall hold key positions throughout the Operator’s organization.

2.                                      TRANSFER OF OPERATORSHIP

2.1                               Subject to Article 2.6, the Transfer shall occur by the fifth anniversary of the date on which Commercial Production commences (“First Production”) provided

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                                                however, should there be more than one Development Area within the Block, Cobalt shall remain Operator of the entire Contract Area until 8 (eight) years following First Production, unless CTO agrees to an anticipated or deferred Transfer, the date of such Transfer being referred to hereinafter as the “Date of Transfer”.

2.2                               The Transfer shall encompass all the existing Development Areas in the Block at the Date of Transfer.

2.3                               The period from First Production until the Date of Transfer, shall constitute the “Transition Period” during which the Steering Committee shall: (i) oversee the capacity building of Sonangol P&P as Operator; and (ii) propose to CTO the conditions of the ATO pursuant to Article 4.1.

2.4                               During the Transition Period, the Operator shall assist Sonangol P&P in adopting and implementing accounting, financial, management, operational, safety and telecommunications procedures which shall be substantially equivalent to those of Sonangol P&P.

2.5                               After the Transfer, the safety procedures used by the Operator for the Petroleum Operations shall be maintained by Sonangol P&P, unless otherwise agreed by the CTO under a proposal from the Steering Committee.

2.6                               There shall be no Transfer until the ATO has been executed all of the pre-conditions described below for the Transfer have been fulfilled and it is confirmed by CTO that Sonangol P&P is ready to become the Operator of the Block, until such time Cobalt shall continue as Operator. The Transfer pre-conditions are the following:

•                  Petroleum Operations can continue to be safely conducted in accordance with generally accepted industry standards of operation, including in particular those regarding safety, health and environment;

•                  sufficient number of Sonangol P&P technical and managerial secondees with requisite skills have been timely provided by Sonangol P&P and incorporated into the Operator’s teams and adequately trained pursuant to these Principles;

•                  all relevant procedures and documentations required by the ATO are in full force and effect; and

3.                                      JOINT DEVELOPMENT OF HUMAN RESOURCES

3.1                              Within 90 (ninety) days from the Effective Date the Operator shall present to the Steering Committee a proposal of “Guidelines for the Development of Human Resources” that shall establish the terms and conditions for the development of Sonangol P&P’s secondees to be assigned to the Petroleum Operations.

3.2                               The number of Sonangol P&P’s secondees positions within the Petroleum Operations shall be proposed by the Steering Committee following the completion of a study and approved by the CTO within 120 (one hundred and twenty) days of the Effective Date. This study shall use Cobalt’s organization model to determine the level of positions (managerial, financial, technical, administrative, etc.) roles, responsibilities and skills required by Sonangol P&P’s secondees to join the Petroleum Operations.

3.3                               Operator shall transfer to Sonangol P&P all the technical knowledge in the course of the Petroleum Operations, particularly in respect of the geologic pre-salt layer, as well as the management, know-how for the proper execution of the Petroleum Operations post Transfer.

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3.4                               In order to implement the above objectives, Operator shall, within one year of the first Commercial Discovery, present to the Steering Committee, to be approved by the CTO:

a)             its proposed management structure during the different operational phases, as well as the number of necessary Sonangol P&P’s secondees and their qualifications; and

b)             A Training, Job Titles and Responsibilities Transfer Plan for Sonangol P&P’s secondees for the management of the Petroleum Operations (“Transfer Plan”), which shall include on-the-job and professional training, and the gradual transfer of such secondees to Sonangol P&P.

4.                                    TRANSFER OF OPERATORSHIP AGREEMENT

4.1                               On the date of the First Production, the Parties shall have negotiated and signed the ATO that shall contain detailed terms and conditions for the Transfer including technical milestones, the pre-conditions mentioned in Article 2.6 above, as well as policies regarding ethics, transparency and compliance with probity laws applicable in Angola.

4.2                               Following the Transfer, the Petroleum Operations will be staffed with Sonangol P&P employees, with Operator secondees serving as trainers and filling, as long as the Operator remains a member of the Contractor Group, a few key leadership and technical roles requiring critical skills, in particular in the areas of safety, well control and subsea operation.

5.                                      OPERATOR’S TECHNICAL ASSISTANCE

5.1                               The Operator shall provide such technical assistance to Sonangol P&P following the Transfer as is specified in the ATO or in a separate contract to be agreed.

6.                                      COST RECOVERY

6.1                               All costs related to the actions provided for in these Principles and the ATO, in particular the costs incurred under Article 1.4 will be considered, as applicable, Exploration, Development, Production and Administrative Services Expenditures in accordance with Article 11 of the Contract and the costs related to the programs and budgets for the transfer of Operatorship to Sonangol P&P, will be incurred based on the assumption that the related costs will be considered as deductible for fiscal purposes.

7.                                      PRINCIPLES OF GOOD FAITH

7.1                               Sonangol and the Operator shall negotiate the ATO in good faith embodying the Principles, and acknowledge that the Principles do not reflect certain essential terms for the ATO that have not yet been agreed.

7.2                               Operator further acknowledges that the timely and proper training of secondees provided by Sonangol P&P in accordance with these Principles and the ATO is essential for a successful and timely Transfer. Sonangol further acknowledges that the timely supply of secondees by Sonangol P&P in accordance with these Principles and the ATO is essential for a successful and timely Transfer.

7.3                               The JOA shall, where relevant, reflect the provisions of these Principles and the ATO.

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